As filed with the Securities and Exchange Commission    Registration No. 33-___
on January _____, 1998


                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                             TAMBORIL CIGAR COMPANY
  ..............................................................................

                 (Name of small business issuer in its charter)

Delaware                           2121                           65-0774638
----------------                 ---------------------------     ------------------
(State or other jurisdiction     (Primary Standard Industrial   (I.R.S.
of incorporation or              Classification Code            Employer
organization)                    Number)                        Identification No.)

                              2600 S.W. 3rd Avenue
                                Miami, FL 33129
                                 (305) 860-9887
  ..............................................................................
         (Address and telephone number of principal executive offices)

                              2600 S.W. 3rd Avenue
                                Miami, FL 33129
                                 (305) 860-9887
  ..............................................................................
(Address of principal place of business or intended principal place of business)

                            Adam S. Gottbetter, Esq.
                       Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                               New York, NY 10017
                                 (212) 983-0532
  ..............................................................................
           (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:     From time to time after the
effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

Title of each   Dollar amount       Proposed      Proposed      Amount of
class of            to be           maximum        maximum     registration
securities      registered /1/      offering      aggregate        fee
to be                                price          offer
registered                        per unit /2/     price/2/
------------    --------------    ------------    ----------   ------------
Common Stock,     $6,600,000        $3.00         $6,600,000     $2,275.86
 par value
 $.0001 per
 share
------------    -------------   ------------    -------      -----------

-------------
 /1/ Pursuant to Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares issuable pursuant to antidilution provisions relating to the securities that are convertible or exercisable into the Shares of common stock being registered hereby.

/2/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average closing bid prices of the Company's Common Stock on the NASD OTC Bulletin Board for the five trading days ending December 17, 1997.
--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS     SUBJECT TO COMPLETION DATED JANUARY __, 1998.


                             TAMBORIL CIGAR COMPANY

                                2,200,000 SHARES
                                       OF
                                  COMMON STOCK
                         (PAR VALUE $.0001 PER SHARE)

     Up to Two Million Two Hundred Thousand (2,200,000) shares (the "Shares") of the Common Stock, par value $.0001 per share (the "Common Stock"), of Tamboril Cigar Company, a Delaware corporation (the "Company"), are being offered for sale from time to time on behalf of Infinity Emerging Opportunities Limited ("Infinity"), Summit Capital Limited ("Summit"), Glacier Capital Limited ("Glacier") (Infinity, Summit and Glacier sometimes being collectively referred to herein as the "Purchasers"), Brown Simpson, LLC ("Brown Simpson"), Refco Securities, Inc. ("Refco") and Hubbard Imports, a Florida general partnership ("Hubbard") (the Purchasers, Brown Simpson, Refco and Hubbard being collectively referred to herein as the "Selling Shareholders") or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. See "Selling Shareholders," below. The Company has been advised that the Selling Shareholders expect to offer the Shares from time to time in transactions on Nasdaq or such national exchange on which the Company's Common Stock may become listed, in the over-the-counter market (which may include crosses and block transactions), in privately negotiated transactions or otherwise in a combination of such transactions at then current market prices and at terms then prevailing or at privately negotiated prices. See "Plan of Distribution." The closing bid price of the Company's Common Stock on the NASD OTC Bulletin Board on December 17, 1997 was $3.00.

     The Shares are authorized for issuance by the Company upon the (i) conversion of certain 8% Convertible Debentures of the Company in the aggregate face amount of $200,000 (the "Convertible Debentures"), (ii) conversion of shares of the Company's Series B Convertible Preferred Stock in the aggregate stated amount of $2,800,000 (the "Series B Shares"), (iii) exercise of 225,000 warrants to purchase shares of Common Stock at an exercise price of $5.89 per share held by the Purchasers, Refco and Brown Simpson (the "Warrants") and (vi) 200,000 warrants to purchase shares of Common Stock at an exercise price of $5.85 per share held by Hubbard (such latter 200,000 warrants being referred to herein as the "Hubbard Warrants"). The Convertible Debentures, the Series B Shares and the Warrants were issued by the Company in connection with a private offering of $3,000,000 (the "Private Offering") concluded with the Selling Shareholders under a Convertible Debenture and Convertible Preferred Stock Purchase Agreement dated as of September 22, 1997 by and among the Company and Infinity, Summit and Glacier, as purchasers (sometimes collectively referred to herein as the "Purchasers") named therein (the "Purchase Agreement"). The Hubbard Warrants were issued to Hubbard as part of its compensation under a Distribution Agreement dated July 7, 1997 between the Company and Hubbard pursuant to which Hubbard was named exclusive U.S. distributor for the Company's Tamboril(TM) and Cordova(TM) lines of cigars (the "Distribution Agreement").
The issuance of the Hubbard Warrants was made contingent upon Hubbard and the Company entering into a second agreement relating to the manufacturing by the Company of private label cigars under the brand name Hamilton Reserve(TM) (the "Cigar Production Agreement"). The Company and Hubbard entered into the Cigar Production Agreement on October 1, 1997. Accordingly, on October 1, 1997, the Company recorded a charge to earnings of $184,000 for the issuance of the Hubbard Warrants ($0.92 per warrant). See "THE BUSINESS OF THE COMPANY." Two million Shares are being registered for resale pursuant to a Registration Rights Agreement dated as of September 22, 1997 among the Company, the Purchasers, Refco, as placement agent for the Private Offering and Brown Simpson (the "Registration Rights Agreement"), and 200,000 Shares are being registered pursuant to the Hubbard Warrants.

     The Company received approximately $2,600,000 in net proceeds from the Private Offering, after deduction of fees and other expenses totaling approximately $400,000, and would receive up to an additional $1,325,250 in proceeds from the exercise of the Warrants (assuming exercise of all the Warrants) and an additional $1,170,000 in proceeds of the Hubbard Warrants (assuming all Hubbard Warrants are exercised). All of the proceeds from the sale of any of the Shares being offered pursuant to this Prospectus will inure to the benefit of the Selling Shareholders and none of such proceeds will be for the benefit of the Company. The Selling Shareholders will bear all discounts and commissions paid to broker-dealers in connection with sales of the Shares. The Company will not bear any fees or expenses of the Selling Shareholders but will bear all of the expenses of the registration of the Shares. See "Other Expenses of Issuances and Distribution."

     The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

THE BUSINESS OF THE COMPANY, AND AN INVESTMENT IN THE SHARES, ARE SUBJECT TO CERTAIN RISKS, INCLUDING WITHOUT LIMITATION THE RISKS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS," WHICH BEGINS ON PAGE 11, BELOW.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is January __, 1998.

                             AVAILABLE INFORMATION

     The Company files periodic reports with the Securities and Exchange Commission (the "SEC") pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reports and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities of the SEC in Washington, D.C. and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 at prescribed rates. The Company intends to register its Common Stock with the Nasdaq SmallCap Stock Market ("Nasdaq"), but as of the date of this Prospectus the Company has not completed its application and there can be no assurance that it will be approved for listing on Nasdaq.

     The Company's executive offices and its principal place of business are located at 2600 S.W. 3rd Avenue, Miami, Florida 33129. The Company's telephone number at that address is (305) 860-9887.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................   5

RISK FACTORS......................................................  11

USE OF PROCEEDS...................................................  18

SELLING SHAREHOLDERS..............................................  19

PLAN OF DISTRIBUTION..............................................  20

LEGAL PROCEEDINGS.................................................  21

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS......  22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....  25

DESCRIPTION OF SECURITIES.........................................  28

EXPERTS ..........................................................  29

COUNSEL...........................................................  29

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES.................................  29

ORGANIZATION WITH THE LAST FIVE YEARS.............................  29

THE BUSINESS OF THE COMPANY.......................................  31

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.........  39

DESCRIPTION OF PROPERTY...........................................  44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................  45

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........  46

EXECUTIVE COMPENSATION............................................  47

FINANCIAL STATEMENTS..............................................  48

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE...........................................  49

FINANCIAL STATEMENTS.............................................. F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "RISK FACTORS" and the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS," MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" AND "THE BUSINESS OF THE COMPANY" as well as those discussed elsewhere in this Prospectus.

THE COMPANY

     Tamboril Cigar Company (the "Company") manufactures and markets premium, hand-rolled cigars under the TAMBORIL (TM), CORDOVA(TM) and FORE!(TM) brand names. The Company began operations in April of 1996 to commercialize the efforts of its founders in order to create a new premium brand of cigar to capitalize upon perceived demand for additional premium brands. The Company conducts its business through two principal operating subsidiaries: (i) Tabacalera Tamboril, S.A. ("Tabacalera"), which conducts its business in the Dominican Republic, where it contracts with tobacco growers and manufactures, packs and ships Tamboril cigars to the United States, and (ii) Tamboril Cigar International Inc. ("TCI"), which is the U.S. sales and marketing company through which Tamboril cigars are sold to tobacconists throughout the U.S. TCI is wholly-owned by the Company and, in turn, owns all the issued and outstanding common stock of Diversified Tobacco Products, Inc. ("Diversified") and 99.4% of the issued and outstanding capital stock of Tabacalera, with the remaining 0.6% owned by Dominican citizens as required by the laws of that country.

     The Company's product line now consists of 22 cigars of varying styles and sizes which are sold to the public through upscale tobacconists and other retail outlets nationwide at retail prices from $4 to $9.50 per cigar. Premium cigars are generally defined as cigars that are hand-made from high quality, natural leaf binder, long-filler and wrapper tobaccos and that retail for $1 or more per cigar. The Company's principal business strategy is to expand sales of the current product line through increased sales, marketing and promotional activities through existing distribution channels and expansion into new channels. The Company intends to become a significant factor in the market for premium cigars by (i) continuing to establish and extend the brand recognition of the Tamboril name, (ii) establishing its reputation for uncompromising quality, (iii) focusing on hands-on customer service to establish a loyal following among tobacconists and (iv) expanding its product line to cover other market segments. As product awareness of the Company's cigars grows, the Company will seek to introduce additional cigar and non-cigar products to capitalize on the status of the Tamboril name as a recognized luxury brand.

     On July 7, 1997, the Company entered into a distribution agreement (the "Distribution Agreement") with Hubbard Imports, a Florida partnership ("Hubbard"). The Company believes that the Distribution Agreement, which has accounted for $2,669,715 in sales through September 30, 1997, will result in sales of approximately $5,000,000 in the year ending December 31, 1997.

Until June of 1997 the Company sold its products through several different distributors and directly to retail tobacconists. The Company pursued its relationship with Hubbard to take advantage of Hubbard's broad network of tobacco subdistributors in order to more rapidly expand the Company's sales. Pursuant to the Distribution Agreement, Hubbard was appointed the sole U.S. distributor of the Company's products in the U.S. until December 31, 2000, with two 3-year options to renew on the part of Hubbard, so long as Hubbard meets minimum annual purchase requirements that are to be set in January of each year for the current calendar year.

     The Company has recently introduced a moderately priced line of cigars under the brand name "CORDOVA(TM)". The Cordova(TM) brand is made of Sumatran wrapper and Dominican filler and binder tobaccos, is treated with cocoa for a milder, somewhat sweeter smoke than the Company's other cigars and is available in eight sizes. Cordova(TM) is being positioned through marketing and pricing as an entry-level cigar for the new cigar smoker. This line will be positioned to appeal to a broader market and will be intended to enable the Company to expand its distribution channels to retailers in several distribution channels that have not before been exploited by the Company, including fine restaurants, hotel gift shops and executive gift programs.

     The Company has also introduced a golf-theme novelty line of cigars under the brand name "FORE!(TM)". Fore!(TM) cigars are displayed in a unique 30-cigar package, are sold in a novelty glass tube with a golf motif and are available in one size only. The Fore!(TM) cigar is targeted towards country club pro shops and golf equipment and accessories shops throughout North America.

     The Company has begun an extensive advertising and promotional campaign centered on a series of full-page, four-color ads in the major cigar publications such as Cigar Aficionado, Smoke, Tobacconist and Smoke Shop, as well as several regional cigar magazines, installation of in-store point-of-sale displays at major upscale tobacconist shops and a nationwide series of cigar tastings to be co-sponsored with local cigar retailers and cigar-friendly restaurants. This advertising and promotional campaign is intended to support Hubbard's sales efforts relating to the Company's products. The Company has entered into a license agreement with the operators of TAMBORIL AT THE PARK, an upscale cigar bar and lounge at the Lombardy Hotel in midtown New York City. TAMBORIL AT THE PARK, which opened in May 1997, and which is intended to serve as a flagship for the TAMBORIL and CORDOVA brands, to piggy-back on the success that both branded (such as Club Macanudo) and unbranded cigar clubs have experienced in the past few years and to reinforce the premium, luxury status of the TAMBORIL and CORDOVA brands and their association with fine food and wine.

     The Company currently employs approximately 131 full-time employees: five in its Miami offices and 126 in the Dominican Republic. Of these, approximately three are engaged in sales and marketing, ten in administrative roles, and 113 in manufacturing.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective purchasers of the Shares should consider carefully the discussion of RISK FACTORS contained on pages 11 to 18 of this Prospectus. The risks of investment in the Shares include the following factors:

 .    The Company began operations in mid-1996 and has a limited history of operations. There can be no assurance that management of the Company will be successful in attaining sufficient revenues to meet its expenses or to achieve or maintain profitability.

 .    The marketing of luxury consumer goods such as high-quality,  premium cigars is highly dependent on creating favorable consumer perception through well-orchestrated advertising and public relations. The Company has little advertising experience, having expended only minimal amounts on such activities to date.

 .    The Company's competitors have significantly greater advertising resources and experience and enjoy well-established brand names.

 .    It could be necessary for the Company to seek additional financing or to materially curtail its expansion plans. There can be no assurance that such financing would be available to the Company on satisfactory terms or at all. Failure to obtain such financing could materially slow the Company's production and impair its ability to increase sales and sustain profitability.

 .    The Company may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of the Company to the Selling Shareholders. If the Company sells additional equity securities at a price per share less than the purchase price hereunder, investors purchasing shares of Common Stock in this offering would incur additional dilution.

 .    Tobacco products are subject to extensive regulation at the federal, state and local levels. There can be no assurance as to the content, timing or effect of future regulations or that such regulations would not have a material adverse effect on the Company's business.

 .    Manufacturers and distributors of tobacco products have been the subject of increasing litigation in recent years seeking to extend product liability to such companies for allegedly tobacco-related medical conditions of smokers. If the Company were to become a party to such litigation, either any finding of liability on the part of the Company or the expense and diversion of management time in defending such litigation could have a material adverse effect on the business of the Company.

 .    Cigars (and tobacco products generally) have long been subject to excise taxes on the federal, state and local levels. Substantial increases in excise taxes could have a material adverse impact on the cigar industry in general and the Company in particular.

 .    The Company will be dependent on its current management team for the
     foreseeable future.   The loss of the services of any member of the
     management team could have a material adverse effect on the operations and
     prospects of the Company.   At this time, the Company has no employment
     agreements with any of these individuals. The Company does not currently have any "key man" life insurance on any of its employees.

 .    Since Hubbard is the exclusive U.S. distributor of the Company's products, the Company will be totally dependent on Hubbard for its U.S. sales. The termination of the Distribution Agreement or the failure of Hubbard to purchase its minimum commitments from the Company would have a material adverse effect on the business and prospects of the Company. Hubbard also distributes several brands of cigars that compete directly with the Company's products.

 .    The market for the Company's products is characterized by several large, well-financed competitors with long-standing brand recognition, successful histories of new product introductions and long-standing
     relationships with tobacco growers and distributors.   There can be no
     assurance that the Company's competitors will not be able to use their financial and other advantages resulting in material adverse effects on the business of the Company.

 .    Several of the Company's largest competitors have experienced substantial difficulty in obtaining sufficient inventories of tobacco and sufficient number of skilled rollers to meet market demand. There can be no assurance that the Company will not experience such shortages as it seeks to expand sales and production capabilities. The Company is dependent on supplies of tobacco in the Dominican Republic. Shortages of Dominican tobacco, whether from natural disaster, economic forces or otherwise, could have a material adverse effect on the business and prospects of the Company.

 .    During the period from 1964 to 1993, the market for cigars steadily declined at an annual rate of approximately 3.6%, with large cigars experiencing an annual decline of 5%. There can be no assurance that the markets will not retreat to pre-1993 trends. If the long-term market should decline, it could have a material adverse effect on the business of the Company.

 .    All the Company's existing and planned manufacturing operations and the sources of all its tobacco are located in the Dominican Republic. As such, the Company is subject to the risks of changes in social, political and regulatory climate inherent in foreign trade, including potential changes in either Dominican or U.S. laws and regulations regarding foreign investment in and transfers of capital from the Dominican Republic.

 .    The Company is a holding company, the principal assets of which consist of the capital stock of TCI, and, through TCI, the capital stock of Tabacalera. The Company will to a large extent be dependent on the earnings and cash flows of TCI and Tabacalera for dividends and distributions to meet its expenses and to pay any cash dividends or distributions to holders of the Common Stock (if and when they are
     authorized by the Board of Directors).   Failure of TCI to generate
     operating profits and positive cash flow would have a material adverse effect on the financial condition of the Company.

 .    The Company has paid no dividends on its Common Stock to date, nor does it anticipate doing so in the foreseeable future. The Company intends to use all proceeds of any financing activities and all cash proceeds, if any, from operations to finance the growth of the Company's sales and to repay debt. The Series B Shares pay a cumulative dividend of eight percent (8%) per annum, which is payable quarterly in arrears in either cash or shares of Common Stock (at the option of the Company) and on the Conversion Date in shares of Common Stock. The holders of the Series B Shares are entitled to dividends prior to any such payment to holders of Common Stock.

 .    There has to date been a limited market for the Common Stock.  Sale of substantial numbers of the Shares into the market could have a depressive effect on the market price of the Company's Common Stock. Such depressive effect could reduce the price per share of the Common Stock below that required for initial or continued listing of the Company's Common Stock for trading on Nasdaq or a national stock exchange.

 .    The Company is applying to list its Common Stock for trading on a national stock exchange. If the Company is not successful in listing its Common Stock for trading on such exchange and if the price per share of the Common Stock on the NASD OTC Bulletin Board is below $5 per share, the Common Stock would most likely come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. If an exception from the penny stock rules were not available for the Common Stock, and it were to come within the penny stock rules, the penny stock rules could have the effect of limiting the trading market for the Common Stock and the ability of purchasers in this Offering to sell any shares of Common Stock in the market and could have a material adverse effect on the liquidity of the Common Stock, materially increasing the risks of an investment in the Shares.

 .    Under the Company's Amended and Restated Certificate of Incorporation,
     the Board of Directors of the Company is authorized to designate, and cause the Company to issue, up to five million (5,000,000) shares of preferred stock of any class or series, having such rights, preferences, powers and limitations as the Board shall determine, of which 56,000 Series B Shares have been issued. This could have the effect of materially impairing the rights of the holders of the Common Stock to receive such dividends or preferential payments and/or of reducing, or eliminating, the amounts that would otherwise have been available for payment to the holders of the Common Stock.

 .    The Company is subject to the provisions of Section 203 of the
     Delaware General Corporation Law, which may have the effect of restricting changes in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interest, all of which could have an adverse effect on the market price of the Shares of Common Stock offered hereby.

 .    The Company's Certificate of Incorporation and by-laws contain certain provisions eliminating the liability of directors to the Company for monetary damages to the fullest extent allowed under the laws of the State of Delaware, which under certain circumstances could eliminate liability for such directors' breach of their fiduciary duty to the Company and its shareholders.


                                  THE OFFERING

Common Stock offered by
 the Selling Shareholders           2,200,000 shares

Common Stock to be outstanding
 after the offering                 There are currently 5,903,894 shares of
                                    Common Stock issued and outstanding. A total of 425,000 Shares are reserved for issuance pursuant to exercise of the Warrants and the Hubbard Warrants. The remaining Shares to be offered pursuant to this Prospectus are to be issued pursuant to conversion of the Convertible Debentures and the Series B
                                    Shares which may occur from time to time. As the conversion prices are to be determined by reference to the market price of the Common Stock at the time of conversion it is not possible to determine at this time the number of Shares that will actually be offered or the number of Shares to be outstanding after completion of the offering.

                                    If all Series B Shares were converted and all Warrants and Hubbard Warrants exercised as of the date of this Prospectus, there would be approximately 7,154,125 shares of Common Stock issued and outstanding. The Purchase Agreement and associated documentation limit the number of shares of Common Stock that may be held by any of the Purchasers to 4.99% of the then issued and outstanding shares of Common Stock. Absent such contractual limitation, the total number of shares outstanding would be 7,619,217.

Use of Proceeds                     The Company will not receive any proceeds of
                                    the sales of the Shares being offered
                                    pursuant to this Prospectus, all of which will be paid to the Selling Shareholders.
                                    The Company received approximately
                                    $2,600,000 in net proceeds of the Private
                                    Offering and would receive up to an
                                    additional $1,325,250 in proceeds from the exercise of the Warrants and up to an additional $1,170,000 in proceeds from the exercise of the Hubbard Warrants.

Trading Symbol for the Common
Stock on the NASD OTC
Bulletin Board                       SMKE

                                  RISK FACTORS

     Prospective purchasers of the Shares offered pursuant to this Prospectus should consider carefully all of the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Shares.


LIMITED OPERATING HISTORY

     The initial efforts of the founders of the Company to establish a cigar company began in early 1995. The Company was formed in March 1996 and began
operations in April 1996.   Prior to that time, the Company had no operations
upon which an evaluation of the Company and its prospects could be based. There can be no assurance that management of the Company will be successful in completing the Company's product development programs, implementing the corporate infrastructure to support operations at the levels called for by the Company's business plan, conclude a successful sales and marketing plan to attain significant penetration of the premium cigar market segment or that the Company will generate sufficient revenues to meet its expenses or to achieve or maintain profitability.

     In the period from the commencement of operations in April 1996 through December 31, 1996 the Company had sales of $1,413,815. As of December 31, 1996 the Company had an accumulated a deficit of $221,627. In the nine months ended September 30, 1997, the Company had net sales of $4,403,640 and earnings before taxes of $561,820. These results of operations, together with the proceeds of the Private Offering and the Company's recapitalization of its outstanding debt as of September 30, 1997 have increased Shareholders' Equity to $5,562,351 as of September 30, 1997. There can be no assurance that the Company will be able to sustain profitability.


DIFFICULTIES IN ESTABLISHING NEW BRANDS

     The Company's principal business strategy is to develop the Tamboril(TM), Cordova(TM) and Fore!(TM) brand names as respected brands associated with the highest quality premium cigars and to continue to introduce new brands targeted to specific market niches. The marketing of luxury consumer goods such as high-quality, premium cigars is highly dependent on creating favorable consumer perception through well-orchestrated advertising and public relations. The Company has little advertising experience, having expended only minimal amounts on such activities to date. The Company's competitors have significantly greater advertising resources and experience and enjoy well-established brand names. There can be no assurance that the Company's initial advertising and promotional activities will be successful in creating the desired consumer perception. Management of the Company believes that the extensive experience in advertising and promoting cigars of the Company's sole U.S. distributor, Hubbard Imports ("Hubbard") will enhance the Company's efforts in this regard.

POSSIBLE NEED FOR ADDITIONAL FINANCING; DILUTION

     The Company has been successful to date in raising sufficient investment capital to support its initial product development efforts, establish its first production facility, to acquire the site for its second production facility, to fund the construction costs of its flagship cigar bar, TAMBORIL AT THE PARK, in New York City and to conduct its initial sales and marketing program. The Company has obtained net proceeds of approximately $2,600,000 through the Private Offering to support its ongoing operations and expansion. Under the Purchase Agreement, the Company must meet certain conditions before it can require the Purchasers to purchase up to an additional $3,000,000 stated amount of Series B Shares. If the Company is not successful in meeting those conditions, it could be necessary to seek additional financing elsewhere or to materially curtail its expansion plans. There can be no assurance that such other financing would be available to the Company on satisfactory terms or at all. Failure to obtain such financing could materially slow the Company's production and impair its ability to increase sales and sustain profitability.

     The Company may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of the Company to the Selling Security holders. If the Company sells additional equity securities at a price per share less than the purchase price hereunder, investors purchasing shares of Common Stock in this offering would incur additional dilution. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

REGULATION OF TOBACCO PRODUCTS

     Cigar manufacturers, like all manufacturers of tobacco products, have been subject to extensive and increasing regulation through the years at the federal, state and local levels. These regulations have, for example, imposed labeling requirements, limited advertising of tobacco products, restricted smoking in public areas such as office buildings and restaurants and prohibited sales of tobacco products to minors. Proposals have been entertained to transfer regulation of tobacco products from the Federal Trade Commission to the Food and Drug Administration, which has expressed the intention to regulate tobacco products as an addictive "drug." There can be no assurance as to the content, timing or effect of future regulations on the federal, state or local levels or that such regulations would not have a material adverse effect on the Company's business. See "Business of the Company -- Regulation and Litigation in the Tobacco Industry."


TOBACCO INDUSTRY LITIGATION

     Manufacturers and distributors of tobacco products have been the subject of increasing litigation in recent years seeking to extend product liability to such companies for allegedly tobacco-related medical conditions of smokers. While such litigation has primarily centered on cigarettes, there can be no assurance that the increased popularity and visibility of cigars will not result in similar litigation against manufacturers and distributors of cigars. If the Company were to become a party to such litigation, either any finding of liability on the part of the Company or the expense and diversion of management time in defending such litigation could have a material adverse effect on the business of the Company. See "Business of the Company -- Regulation and Litigation in the Tobacco Industry."

EXCISE TAXES

     Cigars (and tobacco products generally) have long been subject to excise taxes on the federal, state and local levels. From time to time proposals have been made to increase such taxes to fund various legislative initiatives. The Clinton Administration has proposed such increases to fund health care initiatives, but no action has yet been taken. Substantial increases in excise taxes could have a material adverse impact on the cigar industry in general and the Company in particular. See "Business of the Company -- Excise Taxes."

DEPENDENCE ON KEY PERSONNEL

     The Company will be dependent on its current management team for the foreseeable future. The loss of the services of any member of the management team could have a material adverse effect on the operations and prospects of the
Company.   At this time, the Company has no employment agreements with any of these individuals. The Company does not currently have any "key man" life insurance on any of its employees.

DEPENDENCE ON HUBBARD

     Management of the Company believes that the Distribution Agreement with Hubbard will enable the Company to expand sales more rapidly than it would be able to do through its own direct sales force. However, since Hubbard is the exclusive U.S. distributor of the Company's products, the Company will be totally dependent on Hubbard for its U.S. sales. The Distribution Agreement provides that minimum annual purchase commitments will be mutually agreed upon by Hubbard and the Company in January for each year of the term of the Distribution Agreement. Should the Company and Hubbard fail to reach agreement on such minimum commitments, the Distribution Agreement will terminate. In the event the Distribution Agreement is terminated or if Hubbard fails to honor its minimum purchase commitments, the Company would be forced to obtain another distributor or distributors for its product and/or to implement an internal sales force to sell the Company's products to retail tobacconists and other outlets. The termination of the Distribution Agreement or the failure of Hubbard to purchase its minimum commitments from the Company would have a material adverse effect on the business and prospects of the Company. Hubbard also distributes several brands of cigars that compete directly with the Company's products.

     In the nine months ended September 30, 1997, $2,669,715 of the Company's $4,403,640 in sales (61%) were made to Hubbard.

COMPETITION

     The market for the manufacture and distribution of large, premium cigars such as those manufactured and distributed by the Company is characterized by several large, well-financed competitors with long-standing brand recognition, successful histories of new product introductions and long-standing relationships with tobacco growers and distributors. These companies compete with the Company, not only for sales to distributors and to consumers, but also in the purchase of quality tobacco and in attracting skilled employees, mainly cigar rollers. New rollers require several months of training before they can be proficient. While the Company believes that the rapidly expanding market for sales of premium cigars has created room for new competitors such as the Company to achieve substantial sales and profits, there can be no assurance that the Company's competitors will not be able to use their financial and other advantages in competing in price or in obtaining tobacco, building facilities and attracting and keeping skilled labor, resulting in material adverse effects on the business of the Company.

POSSIBLE CONSTRAINTS ON MEETING DEMAND

     The substantial growth in demand for cigars has caused several of the Company's largest competitors to experience substantial growth in their order backlog and difficulty in obtaining sufficient inventories of tobacco and sufficient number of skilled rollers to meet market demand. While (i) the Company has not yet experienced such shortages, (ii) the Company believes that its relationships with growers (including the Company's practice of financing growers' production) ensure it a sufficient supply of tobacco for the foreseeable future and (iii) the Company's relationships with its workers are sufficiently good and the supply of skilled workers in the Tamboril region is sufficiently large to ensure that it will continue to have a sufficient staff of skilled rollers, there can be no assurance that the Company will not experience such shortages as it seeks to expand sales and production capabilities. While the Company's competitors have geographically diverse operations, the Company is dependent on supplies of tobacco in the Dominican Republic. Shortages of Dominican tobacco, whether from natural disaster, economic forces or otherwise, could have a material adverse effect on the business and prospects of the Company.

DECLINES IN THE CIGAR MARKET PRIOR TO 1993

     While the Company believes that the significant increases in cigar sales since 1993 are due to demographic and social trends that will continue for the foreseeable future, during the period from 1964 to 1992, the market for cigars steadily declined at an annual rate of approximately 3.6%, with large cigars
experiencing an annual decline of 5%.   While the Company believes the market
for premium cigars will continue to expand significantly over the next several years, there can be no assurance that the markets will not retreat to pre-1993 trends. If the long-term market should decline, it could have a material adverse effect on the business of the Company.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS AND INTERNATIONAL TRADE

     All the Company's existing and planned manufacturing operations and the sources of all its tobacco are located in the Dominican Republic. As such, the Company is subject to the risks of changes in social, political and regulatory climate inherent in foreign trade, including potential changes in either Dominican or U.S. laws and regulations regarding foreign investment in and transfers of capital from the Dominican Republic. While the Company is not aware of any such social, political or regulatory changes, if such a change should occur, it could materially impair the Company's operations and its financial condition.

HOLDING COMPANY STRUCTURE

     The Company is a holding company, the principal assets of which consist of the capital stock of TCI, its principal U.S. operating subsidiary, and, through TCI, the capital stock of Tabacalera, its Dominican Republic operating subsidiary. The Company conducts no business on its own independent of TCI and Tabacalera. Accordingly, the Company will to a large extent be dependent on the earnings and cash flows of TCI and Tabacalera for dividends and distributions to meet its expenses and to pay any cash dividends or distributions to holders of the Common Stock (if and when they are authorized by the Board of Directors). This situation is ameliorated to some extent by the access of the Company to the capital markets for investment capital to support its expenses and fuel the growth of the operating businesses, though there can be no assurance that such capital will continue to be available. Failure of TCI to generate operating profits and positive cash flow would have a material adverse effect on the financial condition of the Company.

DIVIDENDS

     The Series B Shares pay a cumulative dividend of eight percent (8%) per annum, which is payable quarterly either in cash or shares of Common Stock (at the option of the Company) and upon the Conversion Date of the Series B Shares in shares of Common Stock at a conversion price per share based upon the average per share market price of the Company's Common Stock for the five (5) trading days immediately prior to conversion. The Company has paid no dividends on its Common Stock to date, nor does it anticipate doing so in the foreseeable future. The Company intends to use all proceeds of any financing activities and all cash proceeds, if any, from operations to finance the growth of the Company's sales and to repay debt.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of the directors of the Company for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of directors to the Company and its stockholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

LIMITED MARKET FOR THE COMMON STOCK

     The Company's Common Stock began trading in the over-the-counter market as quoted on the National Association of Securities Dealers OTC Bulletin Board under the new trading symbol "SMKE" on November 5, 1996. Prior to that time there was no public market for the Company's Common Stock. Since it has begun trading, there has been a limited market for the Common Stock. The Company is applying for listing of its Common Stock on a nationally recognized stock exchange. There can be no assurance that the Company will meet the listing requirements of such exchange or that its Common Stock will be approved for trading on such exchange. Sales of substantial numbers of the Shares into the market could have a depressive effect on the market price of the Company's Common Stock. Such depressive effect could reduce the price per share of the Common Stock below that required for initial or continued listing of the Company's Common Stock for trading on such exchange. There can be no assurance that a broader market for the Common Stock will develop subsequent to this Offering. Failure of such a market to develop could have a material adverse effect on the liquidity of the Common Stock, and, therefore, on an investment in the Shares. This would significantly increase the risks of such an investment.

POTENTIAL RISKS OF LOW PRICED STOCKS

     If the Company is not successful in listing its Common Stock for trading on Nasdaq and if the price per share of the Common Stock on the NASD OTC Bulletin is below $5 per share, the Common Stock would most likely come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. Under those regulations, any broker-dealer seeking to effect a transaction in a penny stock not otherwise exempt from the rules must first deliver to the potential customer a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.

The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salespersons in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. This information must be given to the customer orally or in writing before the transaction and in writing before or with delivery of the customer's confirmation of the transaction. Under the penny stock rules, the broker-dealer must make a special determination of the suitability of the suggested investment for the individual customer and must receive the customer's written consent to the transaction. If an exception from the penny stock rules were not available for the Common Stock and it were to come within the penny stock rules, the penny stock rules could have the effect of limiting the trading market for the Common Stock and the ability of purchasers in this Offering to sell any shares of Common Stock in the market. If the trading market for the Common Stock were so limited, it could have an adverse effect on the liquidity of the Common Stock and could have the effect of materially increasing the risks of an investment in the Shares.

FUTURE SALES OF COMMON STOCK OR SENIOR SECURITIES

     Current shareholders of the Common Stock of the Company own all of the 5,903,894 Shares of Common Stock issued and outstanding prior to this Offering. Of these Shares 5,575,310 are currently eligible for public resale and the remaining 328,584 Shares will become so eligible on or before September 30, 1998 or earlier if certain registration rights granted to holders whose Shares were issued pursuant to the Company's September 30, 1997 recapitalization are exercised. Pursuant to the Purchase Agreement, the Company may require the Purchasers to purchase up to an additional $3,000,000 aggregate stated amount of Series B Preferred Stock in two tranches of $1,500,000 each, provided that various conditions are then met. If the Company so elects, it would issue up to an additional 60,000 shares of Series B Shares and a number of warrants to be determined at closing. The conversion of such additional Series B Shares and/or the issuance of Common Stock pursuant to the exercise of such additional warrants could have the effect of further depressing the market price of the Company's Common Stock. While the Company cannot predict the impact of the public resale into the market of any of such shares on the public trading price of the Company's Common Stock, sales of substantial amounts of such shares of Common Stock or the availability of substantial amounts of such shares for sale could adversely affect prevailing market prices.

     It is anticipated that the Selling Shareholders will offer for sale all of the Shares convertible or exercisable, as the case may be, from the Convertible
Debentures, the Series B Shares and the Warrants.   Further, because it is
possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

     Under the Company's Amended and Restated Certificate of Incorporation, the Board of Directors of the Company is authorized to designate, and cause the Company to issue, up to five million (5,000,000) shares of preferred stock of any class or series, having such rights, preferences, powers and limitations as the Board shall determine. While the Series B Shares are outstanding the holders thereof have the right to receive dividends and a preference, upon liquidation, dissolution or winding up of the Company, superior to the rights of holders of Common Stock. The Board could, after conversion of all the Convertible Debentures and Series B Shares, authorize and cause the Company to issue one or more series or classes of preferred stock having rights, preferences and powers senior to those of the Common Stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up of the Company in excess of, or prior to, the rights of the holders of the Common Stock. This could have the effect of materially impairing the rights of the holders of the Common Stock to receive such dividends or preferential payments and/or of reducing, or eliminating, the amounts that would otherwise have been available for payment to the holders of the Common Stock.

EFFECT OF TAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which may have the effect of restricting changes in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interest, all of which could have an adverse effect on the market price of the Shares of Common Stock offered hereby.

                                USE OF PROCEEDS

     The Company previously received approximately $2,600,000 in net proceeds from the Private Offering and will receive all proceeds from the exercise of any warrants which would total an additional $1,325,250 if all the Warrants were exercised and up to an additional $1,170,000 in proceeds from the exercise of the Hubbard Warrants (if all Hubbard Warrants are exercised). All Shares offered by this Prospectus are being sold by the Selling Shareholders and all proceeds of the sales of such Shares will inure to the benefit of the Selling Shareholders. No proceeds of this Offering will inure to the benefit of the Company.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholder, the number of shares of Common Stock beneficially held by each such Selling Shareholder prior to the commencement of the offering made hereby, the number of Shares that may be offered by each such Selling Shareholder, and the number of Shares to be owned by each such Selling Shareholder assuming the sale of all Shares acquired upon conversion or exercise of the Convertible Debentures, Series B Shares, and/or Warrants, issued to each such Selling Shareholder upon the initial closing of the Purchase Agreement. See "SECURITIES BEING OFFERED." The number of Shares that may actually be sold by each of the Selling Shareholders will be determined by each such Selling Shareholder and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of December 17, 1997 concerning the beneficial ownership of Common Stock of each of the Selling Shareholders. All information concerning beneficial ownership has been furnished by the Selling Shareholders.

                                  Shares Owned           Shares Offered          Shares Owned
                                Before Offering          in the Offering       After Offering(1)
Name of Shareholder        Number (2) Percent (3)(4)          Number         Number (2) Percent(3)
                           -------------------------     ---------------     ---------------------
Infinity Emerging
Opportunities Limited          310,077     4.99%             310,077              0         0

Summit Capital Limited         310,077     4.99%             310,077              0         0

Glacier Capital Limited        310,077     4.99%             310,077              0         0

Brown Simpson, LLC              45,000         *              45,000              0         0

Refco Securities, Inc.          75,000     1.25%              75,000              0         0

Hubbard Imports                200,000     3.28%             200,000              0         0

     TOTAL

*    Less than one percent (1%).


/1/   Assumes that all Shares offered herein are sold.

/2/ Represents those Shares held by the Selling Shareholder, if any, together with those shares that such Selling Shareholder has the right to acquire within 60 days (including the maximum number of Shares issuable upon the conversion of the Convertible Debentures and the Series B Shares, and exercise of Warrants or Hubbard Warrants held by such Selling Shareholder, assuming that such conversion and exercise occurred as of December 17, 1997, which is 310,077 Shares for Infinity, 310,077 Shares for Summit, and 310,077 Shares for Glacier). See "SECURITIES BEING OFFERED." Each of the Selling Shareholders specifically disclaims beneficial ownership of the Shares held (or acquirable upon exercise or conversion of any derivative securities held) by the other Selling Shareholders and, as such, the number of Shares represented hereby does not reflect any Shares beneficially owned by any other Selling Shareholder.

/3/ The percentages indicated are based on 5,903,894 shares of Common Stock issued and outstanding as of December 17, 1997 and, with respect to each Selling Shareholder, the shares of Common Stock underlying the Convertible Debentures, the Series B Shares and Warrants or Hubbard Warrants held by such Selling Shareholder, but limited to 4.99% per the Purchase Agreement. See "SECURITIES BEING OFFERED." The percentage calculations do not include any Shares of Common Stock issuable upon the exercise of currently outstanding options, warrants, or other rights to acquire Shares of Common Stock, other than those relating to the Convertible Debentures, the Series B Shares and the Warrants or Hubbard Warrants held by such Selling Shareholder.

/4/ The maximum number of Shares that a Selling Shareholder (either singularly or as part of a group) may receive on conversion of a Convertible Debenture or a Series B Share, or exercise of a Warrant may not exceed at any one time an amount equal to the difference between (a) 4.99% of the Company's then issued and outstanding shares of Common Stock following such conversion or exercise minus (b) the number of Common Shares that it then owns (exclusive of Shares beneficially owned due to ownership of Convertible Debentures, Series B Shares and Warrants). In addition, if the per share market price for the five (5) trading days immediately prior to any conversion date is less than $3.00 per share, the Company may limit the maximum number of shares of Common Stock to be issuable pursuant to such conversion to such number of shares as is equal to the dollar amount to be converted divided by $3.00 and the Company may, at its option, either (a) make a cash payment intended to give the Holder the benefit of his conversion as if the Shares were converted based on the per share market price or (b) issue the total number of shares based on the actual conversion price. The Company shall not be obligated to honor any such conversion or exercise if, after giving effect to the issuance of such Shares, the Company would not be in compliance with applicable NASD regulations. This Prospectus also relates to such presently indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Series B Shares or payment of dividends on the Series B Shares, based upon fluctuations in the conversion price of the Series B Shares in accordance with Rule 416 under the Securities Act.

                             PLAN OF DISTRIBUTION.

     Sales of Shares may be made from time to time by the Selling Shareholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on Nasdaq, in the over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act, or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, are acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     All expenses of the registration of the Shares under the Securities Act and applicable state securities laws, if required, will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws, if any, printing expenses, fees and disbursements of counsel for the Company, and reasonable expenses of one counsel for all of the Selling Shareholders; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, arising from or relating to any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is contained, this prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                               LEGAL PROCEEDINGS.

     By letter agreement dated January 21, 1997 (the "Agreement"), the Company appointed Carlin Equities Corp. ("Carlin"), as exclusive placement agent in connection with a contemplated offering of approximately 1.4 million shares of the Company's common stock at $7.00 per share (the "Proposed Offering"). Pursuant to the Agreement, the Company was to provide a confidential offering memorandum in form and substance satisfactory to Carlin. During the period January 21, 1997 through April 30, 1997, various meetings took place between Carlin and the Company and their respective counsel, and documents and correspondence were exchanged. The Company provided Carlin and its counsel with several drafts of a confidential offering memorandum and related documents drafted to the specifications of Carlin and its counsel. Carlin and its counsel repeatedly and, in the opinion of the Company, unreasonably rejected these documents. In light of these developments and the fact that Carlin had not introduced the Company to prospective investors, the Company concluded that Carlin had abandoned the Proposed Offering. The Company then decided not to go forward with the Proposed Offering. On April 30, 1997, the Company released an offering memorandum in connection with a new and substantively different offering contemplated by the Company, of between approximately 330,000 and 1,170,000 million shares of preferred stock at $6.00 per share (the "New Offering"). Carlin was advised by letter of May 2, 1997 that the Company decided not to go forward with the Proposed Offering and was instead proceeding on its own to pursue the New Offering.

     By letter of May 13, 1997, Carlin advised the Company that Carlin believes it is entitled to certain compensation and costs if the Company completes the New Offering. In early July, 1997, Carlin commenced an action in the United States District Court, Southern District of New York, styled Carlin Equities
                                                             ---------------
Corp. v. Tamboril Cigar Company, Docket No. 97 Civ. 4988  contract seeking
-------------------------------
compensation for various fees and commissions, and in lieu of the issuance of warrants to purchase the Company's stock, with total damages of an unspecified amount but of at least $1,680,000. The Company has answered, denying Carlin's assertions, asserting several affirmative defenses and has asserted counterclaims totaling in excess of $1,000,000. The case has been set for discovery and certain depositions have been taken. The

Company believes that Carlin's claims lack merit since the Agreement terminated before the Company incurred any obligation to Carlin, Carlin abandoned the Proposed Offering, and Carlin failed to satisfy conditions precedent to its rights to receive fees and other compensation. The Company intends to vigorously defend itself against all claims made in the Carlin Action.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     (a) The directors, executive officers and significant employees of the Company and their ages as of December 17, 1997 are as follows. Directors of the Company serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board.

NAME                                AGE                 POSITION

          Anthony Markofsky          30  President, Chief Executive Officer
                                         and Director

          Thomas E. Knudson          42  Vice President and Director

          David S. Rector            51  Secretary and Director

          Pedro J. Mirones           57  Vice President, Chief Financial Officer
                                         and Treasurer

          Abraham Shafir             48  Director and President of Tabacalera

          Jean-Francois Perrault     36  Director

          Aric Frons                 54  Director


ANTHONY MARKOFSKY, 30, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR.

     Mr. Markofsky became President and Chief Executive Officer of the Company on April 28, 1997. He has been a Director since October 1996. Prior to that time, Mr. Markofsky served as Vice President and Sales Administration Manager of the Company, a position he has held with TCI since its founding in March 1996. From April 1995 to January 1996, Mr. Markofsky served as a consultant to Intercare Inc., a medical management company. From April 1991 to April 1995, he held various positions with CareFlorida Inc., a health maintenance organization. Mr. Markofsky is also a Director and Secretary of United Health Partners Inc., a company listed as a "Related Party" in the Notes to the Consolidated Financial Statements included as part of this Prospectus. UHP currently has no operations. Mr. Markofsky's father is Ian Markofsky, President and sole shareholder of Viking Investment Group II., Inc., a substantial shareholder of the Company and guarantor of the Company's obligations under the lease for its Miami premises.

THOMAS E. KNUDSON, 42, DIRECTOR, VICE PRESIDENT OF SALES.

     Mr. Knudson joined TCI in June of 1996 and has occupied his current position and has been a Director of the Company since October 1996. Prior to that time, Mr. Knudson was a principal of several entrepreneurial ventures including serving as Secretary of Leadville Development Corp., a commercial real estate developer (1990 until June 1996), President and owner of Cocobianco, a clothing importer and retailer (1986 to 1996) and Principal of Fast Incorporated, a BMW dealership, all located in and around Sun Valley Idaho. Mr. Knudson is also a Director and President of United Health Partners Inc. ("UHP"), a company listed as a "Related Party" in the Notes to the Consolidated Financial Statements included as part of this Prospectus. UHP currently has no operations.

DAVID S. RECTOR, 51, DIRECTOR, SECRETARY.

     Mr. Rector has been a Director since August, 1996. From August 1996 to March 1997, Mr. Rector was also Executive Vice President and General Manager of the Company, where he was instrumental in organizing the Company's operations and administration. Mr. Rector was appointed Secretary of the Company in June of 1997. Over the past two decades, Mr. Rector has served as a business consultant to, and held senior positions in, a variety of ventures. From July of 1995 until July 1996, Mr. Rector was principal of David Stephen Group, a business consulting firm. Mr. Rector was Chief Operating Officer of Headstrong Group, a manufacturer and distributor of recreational safety helmets, from July to November 1995. From January to June of 1995 Mr. Rector was General Manager of Bemiss-Jason, a distributor of paper products. From June 1992 to April 1994 he was President of Supercart International, a distributor of shopping carts. From April 1986 to June 1992 he was principal of Blue Moon, a distributor of garment buttons. From 1980 to 1985, Mr. Rector served as President of Sunset Designs, a designer of leisure time craft. From 1972 to 1980, Mr. Rector held various managerial sales and marketing positions with Crown Zellerbach Corporation, a multi-billion dollar manufacturer of paper and forest products.

PEDRO J. MIRONES, 57, VICE PRESIDENT, FINANCE AND ADMINISTRATION, CHIEF FINANCIAL OFFICER AND TREASURER.

     Mr. Mirones joined the Company in his current position in December, 1996. From 1978 until January of 1996, Mr. Mirones held several positions with Suave Shoe Corporation, a publicly traded manufacturer and distributor of shoes, which is now known as French Fragrances, Inc. These positions included Vice President Finance and Controller of the Manufacturing Division, Vice President Finance-- Corporate and Senior Vice President Finance and Administration. From January 1996 until joining the Company in December 1996, Mr. Mirones attended Florida International University. Prior to joining Suave, Mr. Mirones was associated with the public accounting firm of Ernst & Young from 1969 to 1978. Mr. Mirones is a member of the Florida Institute of Certified Public Accountants.

 ABRAHAM SHAFIR, 48, DIRECTOR, PRESIDENT OF TABACALERA.

     Mr. Shafir, a citizen of the State of Israel, relinquished the post of President of the Company on April 28, 1997 to focus his energies on the manufacturing operations of Tabacalera, where he has spent much of his time with the Company. Mr. Shafir served as President and Chief Executive Officer and a Director of TCI since its founding in March of 1996 and of the Company from
October 1996 to April 1997.   He will continue in his role as a Director.  From
1994 to 1995, Mr. Shafir served as President of Bagel Factory, a baked goods manufacturing company located in the State of Israel. From 1988 to 1993, Mr. Shafir was President of Mesa Gold, a jewelry import and sales company located in
Miami, Florida and New York, New York.   From 1979 to 1988, Mr. Shafir owned and
operated various manufacturing and import sales companies in Israel and Miami, Florida. Mr. Shafir lived and worked in the Dominican Republic for three years and was Vice President, Manufacturing of the Weaving Division of Casa Central, a major garment manufacturer located in Santo Domingo, from 1972 to 1975.

JEAN-FRANCOIS PERRAULT, 36, DIRECTOR.

     Mr. Perrault was elected as a Director of the Company at a meeting of the Board of Directors held on November 25, 1997. Mr. Perrault is, and has since May of 1995 been, Senior Vice President, Corporate Finance, of Marleau, Lemire Securities, Inc., an investment banking and securities broker-dealer headquartered in Montreal, Canada. From November 1993 through May 1995, Mr. Perrault was an Investment Manager for Fonds de Solidarite des Travailleurs du Quebec, a Canadian private merchant bank with approximately $1.5 billion in assets under management. From March 1992 through November 1993, Mr. Perrault was Manager, Corporate Finance, for KMPG Peat Marwick Thorne, the Canadian affiliate of the international accounting and consulting firm.

ARIC FRONS, 54, DIRECTOR.

     Mr. Frons was elected as a Director of the Company at a meeting of the Board of Directors held on November 25, 1997. Mr. Frons retired from his position as Creative Director, International Team, for McCann-Erickson Worldwide in September of 1997. From March of 1995 to that date, he was based in Malaysia and was responsible for working with major global accounts. Mr. Frons was associated with McCann-Erickson since 1991, principally in New York City, with the exception of approximately six months in 1994 when he was Vice President for Stephen Gordet Associates in Miami, Florida. Mr. Frons is a first cousin of Abraham Shafir, a Director of the Company and President of its Tabacalera subsidiary.

     Each of the Directors and officers of the Company also serve in the same capacities in TCI and Diversified. Mr. Shafir is Director and President and Mr. Knudson is Director, Treasurer and Vice President of Tabacalera.

     At a meeting of the Board of Directors held on November 25, 1997, the Board unanimously approved the establishment of two committees of the Board of
Directors: the Audit Committee and the Conflicts Committee. Messrs. Rector, Perrault and Frons were appointed to serve on both committees, with Mr. Rector to serve as Chairman of both.

     (b) Another key employee of the Company is MR. JUAN CAPELLAN, GENERAL MANAGER OF TABACALERA. Mr. Capellan, who has spent over 20 years in the cigar industry in the Dominican Republic, is operations manager at Tabacalera. Prior to joining Tabacalera in May, 1996, Mr. Capellan was Factory Manager in charge of Human Resources and Product Development at the Anillo de Oro plant in Tamboril and was production supervisor at the E. Leon Jimenes factory, also in Tamboril. Prior to that Mr. Capellan worked as a cigar roller at various facilities in the Tamboril area.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT.

     (a) Security Ownership of Certain Beneficial Owners.

     The following information relates to those persons known to the Company to be the beneficial owner of more than ten percent (10%) of the Common Stock, par value $.0001 per share, the only class of voting securities of the Company outstanding, as of the date of this Prospectus.


TITLE                    NAME AND                 OWNED           OWNED          OF CLASS
OF                      ADDRESS OF                BEFORE         AFTER THE        AFTER
CLASS                BENEFICIAL OWNER          THE OFFERING      OFFERING        OFFERING
------------    --------------------------    --------------    -----------    ------------
Common          Abraham Shafir                 925,000 (1)      925,000 (1)        15.3%
 Stock, par     c/o Tamboril Cigar             shares           shares
value $.0001    Company
 per share      2600 S.W. Third Ave.
                Miami, FL 33129


"               Ian Markofsky                  1,500,000        1,500,000          25.4%
                c/o Viking Investment          shares           shares
                Group II, Inc. ("Viking")      Beneficial
                630 Third Ave.                 ownership of
                New York, NY 10017             shares held by
                                               Viking
-------------------------------------------------------------------------------------------------------

     (1) Includes 800,000 shares owned directly and 125,000 shares issuable pursuant to immediately exercisable options.

     (b)  Security Ownership of Management.

     The number of shares of Common Stock of the Issuer owned by the Directors and Executive Officers of the Issuer is as follows:


                                           AMOUNT AND     PERCENTAGE OF
                      NAME AND             NATURE OF          CLASS
TITLE OF             ADDRESS OF            BENEFICIAL     AFTER OFFERING
CLASS             BENEFICIAL OWNER         OWNERSHIP
---------    ------------------------     -------------   ---------------
Common       Anthony Markofsky              102,500 (1)         1.7%
 Stock,      Director, President and         Shares
 par value   Chief Executive Officer
 $.0001      c/o Tamboril Cigar Company
per share    2600 S.W. 3rd Ave.
             Miami, FL 33129


"            Thomas E. Knudson              102,500 (2)         1.7%
             Director, Vice President        Shares
             c/o Tamboril Cigar Company
             2600 S.W. 3rd Ave.
             Miami, FL 33129

"            Abraham Shafir                 925,000 (3)        15.3%
             Direct    or                    Shares
             c/o Tamboril Cigar Company
             2600 S.W. 3rd Ave.
             Miami, FL 33129

"            David S. Rector                125,000 (4)         2.1%
             Director, Secretary             Shares
             c/o David Stephen Group
             1640 Terrace Way                Direct
             Walnut Grove, CA 94596

"            Pedro J. Mirones                 5,000 (5)   less than 1%
             Vice President and Chief
             Financial Officer
             c/o Tamboril Cigar Company
             2600 S.W. 3rd Ave.
             Miami, FL 33129                        N/A

"            All Officers and
             Directors as a Group         1,260,000 (6)        20.8%
-------------------------------------------------------------------------

     (1) Includes 90,000 shares owned directly and 12,500 shares issuable pursuant to immediately exercisable options granted under the Company's Employee Stock Option Plan.

     (2) Includes 90,000 shares owned directly and 12,500 shares issuable pursuant to immediately exercisable options granted under the Company's Employee Stock Option Plan.

     (3) Includes 800,000 shares owned directly and 125,000 shares issuable pursuant to immediately exercisable options granted under the Company's Employee Stock Option Plan.

     (4) Includes 120,000 shares owned directly and 5,000 shares issuable pursuant to immediately exercisable options.

     (5) Includes 5,000 shares issuable pursuant to immediately exercisable options.

     (6) Includes 160,000 Shares issuable pursuant to immediately exercisable options.

     (d) Options, Warrants and Rights

     The number of Shares of Common Stock reserved for issuance pursuant to options are:

                     Title and Amount of
                      Securities Called
                       For By Options,       Exercise       Date Of
Name Of Holder        Warrants or Rights      Price         Exercise
Anthony Markofsky  Common Stock, 25,000      $4.71     12,500 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 12,500
                                                       to vest on
                                                       November 25, 1998
                                                       if still employed
                                                       by the Company at
                                                       that date

Thomas E. Knudson  Common Stock, 25,000      $4.71     12,500 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 12,500
                                                       to vest on
                                                       November 25, 1998
                                                       if still employed
                                                       by the Company at
                                                       that date

Abraham Shafir     Common Stock, 250,000     $4.71     125,000 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 125,000
                                                       to vest on
                                                       November 25, 1998
                                                       if still employed
                                                       by the Company at
                                                       that date

Juan Capellan      Common Stock, 50,000      $4.71     25,000 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 25,000
                                                       to vest on
                                                       November 25, 1998
                                                       if still employed
                                                       by the Company at
                                                       that date

Pedro Mirones      Common Stock, 10,000      $4.71     5,000 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 5,000
                                                       to vest on
                                                       November 25, 1998
                                                       if still employed
                                                       by the Company at
                                                       that date

David Rector       Common Stock, 10,000      $4.71     5,000 Currently
                   Shares                              exercisable
                                                       through November
                                                       25, 2002, 5,000
                                                       to vest on
                                                       November 25, 1998
                                                       if still a Director
                                                       of the Company at
                                                       that date
--------------------------------------------------------------------------

     There are 225,000 shares of Common Stock reserved for issuance pursuant to the Warrants and 200,000 shares of Common Stock received for issuance pursuant to the Hubbard Warrants.

                           DESCRIPTION OF SECURITIES

     COMMON STOCK

     The only voting security of the Company outstanding is its Common Stock, par value $.0001 per share. The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $.0001 per share, of which 5,903,894 shares are outstanding on the date hereof. Assuming conversion of all Convertible Debentures and Series B Shares at the Conversion Prices in effect on December 17, 1997 and the exercise of all Warrants as of the date of this Prospectus, there would be 7,154,125 shares outstanding. However, the terms of the Purchase Agreement limit the number of shares into which any Selling Shareholder may consent or exercise to an amount equal to 4.99% of the Company's issued and outstanding common stock. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, including the Series B Shares, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.

     In addition, 500,000 shares of Common Stock have been reserved for issuance pursuant to the Company's Employee Stock Option Plan, 225,000 Shares of Common Stock have been reserved for issuance pursuant to the Warrants and 200,000 shares of Common Stock have been reserved for issuance pursuant to the Hubbard Warrants. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     The shares of Common Stock being offered pursuant to this Prospectus are reserved for issuance pursuant to conversion and exercise rights held by the Selling Shareholders pursuant to (i) the Convertible Debentures , (ii) fifty-six thousand (56,000) Series B Shares with an aggregate stated amount of $2,800,000, (iii) 225,000 Warrants and (vi) 200,000 Hubbard Warrants. The Convertible Debentures and the Series B Shares are convertible into shares of Common Stock (i) at the option of the holder thereof at any time and (ii) if not earlier converted, on the second anniversary of their issuance, in each case at a conversion price based on the market value of the Company's Common Stock as determined by a formula specified in the Convertible Debentures or the Certificate of Designation for the Series B Shares, as applicable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the Company's stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     As of September 22, 1997, 116,000 shares of Preferred Stock were designated as Series B Shares. There are 56,000 Series B Shares issued and outstanding and held of record by the Selling Shareholders. Pursuant to the Purchase Agreement, the Company may issue up to an aggregate of 116,000 shares of Series B Shares to the Purchasers.

     The holders of Series B Shares are entitled to an 8% cumulative dividend, payable quarterly in cash or Common Stock (at the option of the Company). The Series B Shares have no voting rights except that a vote of a majority of the Series B Shares is required for any adverse change to the rights and preferences of any class of stock senior to the Series B Shares. The Series B Shares are convertible into Common Stock at a rate equal to $50 divided by the lesser of (i) $4.71 or (ii) 77- 1/2% of the average market price per share of the Common Stock for the five trading days immediately preceding conversion (the "Per Share Market Value"). The number of shares of Common Stock that would be issuable upon the conversion of Series B Shares shall be limited so that no Selling Shareholder owns, at any one time, in excess of 4.99% of the issued and outstanding Common Stock and may otherwise be reduced at the option of the Company if the Per Share Market Value is below $3.

     The Series B Shares have dividend and liquidation preferences entitling the holders thereof to receive such payments prior to any other security holders of the Company. The Certificate of Designation of the Series B Shares is included as Exhibit 4.3 to the Registration Statement of which this Prospectus is a part.


WARRANTS

     As of December 17, 1997, there were Warrants outstanding to purchase an aggregate of 225,000 shares of the Company's Common Stock at an exercise price of $5.89 per share and 200,000 Hubbard Warrants exercisable at $5.85 per share. Under the Purchase Agreement, the Company will issue warrants to purchase additional shares of Common Stock if there are additional sales of Series B Shares under the Purchase Agreement. The number of Warrants to be so issued and the exercise price are to be determined by reference to the average market price within five days of the issue date, if and when the Company issues the Series B Shares. Each warrant contains or will contain provisions for the adjustment of the exercise price and the aggregate number of share issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement entered into by the Company and the Selling Shareholders, the Company has granted the Selling Shareholders and their transferee rights to have the shares of Common Stock issuable upon conversion of Series B Shares or the Convertible Debentures or upon exercise of the Warrants registered for resale pursuant to an effective registration within 90 days of the closing date. Pursuant to the Distribution Agreement, Hubbard was granted "piggyback" registration rights to register the Shares underlying the Hubbard Warrants. This Prospectus is the result of such rights under the Registration Rights Agreement and the Hubbard Warrants. The Company has agreed to keep this Prospectus effective for three years or until all of the remaining registered shares can be resold pursuant to Rule 144 of the Act. Holders of registration rights also have unlimited rights to participate in registered public offerings by the Company. These rights are subject to certain conditions, including the right of the Company to defer a proposed offering for not more than 60 days upon its good faith determination that it would be disadvantageous to the Company.

                                   EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1996 and for the period from April 15, 1996 (Date Operations Commenced) to December 31, 1996 included in this Prospectus, have been included herein in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    COUNSEL

     Certain legal matters in connection with the registration of the Shares were passed upon by Kaplan Gottbetter & Levenson, LLP, counsel to the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES.

     The Company's Amended and Restated Certificate of Incorporation and By-laws contain provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.


Under the Registration Rights Agreement the Selling Shareholders have agreed to indemnify the Company from certain liabilities, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    ORGANIZATION WITHIN THE LAST FIVE YEARS

     (a) Abraham Shafir, Anthony Markofsky, Thomas Knudson, David Rector and Ian Markofsky (through his ownership of Viking) each received the shares of the Company's Common Stock, as founders' shares in consideration of their services in organizing TCI, arranging for the manufacturing facility in Tamboril, staffing that operation and commencing the product development process that led to the Company's Connecticut Collection and Sumatra Collection product lines and negotiating the Reorganization. At the time of issuance, the shares were of nominal value, and the Board of Directors of TCI determined that the value of services rendered by each of Messrs. Shafir, Markofsky, Knudson and Rector exceed the par value of the shares so issued. The shares in TCI held by each of these individuals were exchanged for shares of the Issuer in connection with the Reorganization on the same terms as all shareholders of TCI. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     (b) The Company obtained loans totaling $2,950,000 from certain shareholders of the Company and others to help finance its operations to date. The total obtained from shareholders was $2,700,000. On September 30, 1997, the Company repaid $ 1,149,935 in unpaid principal and interest of that debt with a portion of the proceeds of the Private Offering and recapitalized the remaining $1,984,681 by issuing to the remaining debtors 328,584 Units consisting of one share of Common Stock and one five-year Warrant exercisable at a price of $5.89. The combined value of each Unit was $6.04.

The names of all shareholders and other creditors, the amounts of their loans and the amounts of cash repayments and/or Units issued were:


                                                            Cash       Units
Lender                                  Amount of Loan   Repayments    Issued
------                                  --------------   -----------   ------

Jenadosa Holdings Limited               $       75,000   $    38,890    7,339
Jenadosa Holdings Limited                      100,000           -0-   18,275
South Edge International Inc.                  200,000        44,445   29,428
Shangri La Investments Ltd.                    150,000        77,750   14,234
Shangri La Investments Ltd.                    200,000           -0-   35,725
Tradewinds Investments Ltd.                    300,000       319,973      -0-
Tradewinds Investments Ltd.                    375,000        18,877   62,389
Tradewinds Investments Ltd.                    500,000           -0-   86,546
Tradewinds Investments Ltd.                     50,000           -0-    8,627
Tradewinds Investments Ltd.                    300,000           -0-   51,070
Effingham Investments Limited                  250,000       250,000      -0-
Effingham Investments Limited                  200,000       200,000    2,320
Alphacom Data Security Services Ltd.           200,000       200,000    3,147
Highgate Resources Limited                      50,000           -0-    9,484
All but Alphacom and Highgate are
  shareholders of the Company

     (c) Viking Investment Group II, Inc. ("Viking"), which owns 1,500,000 shares (25.4%) of the Company's Common Stock, received those shares as founder's shares in connection with Viking's efforts in founding the Company in conjunction with Messrs. Shafir, Markofsky, Knudson and Rector as described above. Ian Markofsky, the President and sole shareholder of Viking, is the father of Anthony Markofsky, President and a Director of the Company. Viking has also guaranteed the Company's obligations on the lease for its Miami facilities.

     (d) The shares of South Edge and Viking in TCI were exchanged for shares of the Issuer pursuant to the Reorganization on the same terms as all other shareholders of TCI.

     (e) In April 1996 the Company assumed the lease on its current Miami premises from United Health Partners ("UHP") and in connection with the assumption of the lease purchased certain furniture and fixtures from UHP. Anthony Markofsky, President and a Director, and Thomas Knudson, Vice President and a Director of the Corporation, are also directors and officers of UHP. The Company was indebted to UHP in the amount of $134,000 for advances on operating expenses made by UHP, which advances were repaid in September of 1997. UHP no longer has any operations.


                          THE BUSINESS OF THE COMPANY

(A)  BUSINESS DEVELOPMENT.

      The Company manufactures and markets premium, hand-rolled cigars under the TAMBORIL (TM), CORDOVA(TM) and FORE!(TM) brand names. TCI was incorporated in April of 1996 to commercialize the efforts of its founders in order to create a new premium brand of cigar. These founders believed that the strong growth in the popularity of cigar smoking which can be traced back to 1992 had created a demand for additional premium brands. Abraham Shafir, President of the Company's Tabacalera manufacturing subsidiary, had previously lived in the Dominican Republic and was intimately familiar with the long history of quality tobacco growing and cigar production in that country. After investigating the availability of a steady supply of high quality tobacco and the skilled labor pool necessary to produce premium cigars by hand, the founders settled on the town of Tamboril, acquired a warehouse and manufacturing facility and began the process of formulating the blend of tobaccos and perfecting the fermenting, curing, aging and rolling processes that have resulted in the Company's Tamboril line of cigars.

     The Company conducts its business through two principal operating
subsidiaries:    (i) Tabacalera which conducts its business in the Dominican
Republic, where it contracts with tobacco growers and manufactures, packs and ships Tamboril cigars to the United States and (ii), TCI which is the U.S. sales and marketing company through which Tamboril cigars are sold through Hubbard to tobacconists throughout the U.S. The Company has established a third subsidiary, Diversified Tobacco Company, a Delaware corporation ("Diversified"), to manufacture and/or distribute private label cigars and non-tobacco-related products intended to capitalize on the Tamboril(TM) brand recognition. TCI is wholly-owned by the Company and, in turn, owns all the issued and outstanding common stock of Diversified and 99.4% of the issued and outstanding capital stock of Tabacalera, with the remaining 0.6% owned by Dominican citizens as required by the laws of that country.

     The Company's corporate structure was established through a reorganization that was completed in October 1996 (the "Reorganization"). The Reorganization was effected through an Acquisition Agreement and Plan of Reorganization dated October 23, 1996 by and between the Company and TCI (the "Reorganization"). In the Reorganization the Company acquired all the issued and outstanding common stock of TCI in exchange for 5,281,671 shares of the Company's Common Stock.
The Company was originally formed under the laws of the State of Washington on May 24, 1937 for the primary purpose of engaging in the mining business and operated under the name "Idaho Leadville Mines Co." Available corporate records indicate that the Company did operate in the mining business at various times since its inception. The Company engaged in only minimal activity for at least five (5) years prior to the Reorganization and for the two (2) years prior to the Reorganization the Company's business plan was to reorganize itself as a vehicle to effect a merger, exchange of capital stock, asset acquisition, or other similar combination with one or more operating businesses. From its formation until the consummation of the Reorganization, the Company did not conduct any significant commercial operations. Pursuant to the Reorganization, and in furtherance of its new business plan, the Company's name was changed to "Tamboril Cigar Company" and its state of incorporation was changed to Delaware. The Company's remaining mining claims were, pursuant to the Reorganization, transferred to a corporation controlled by the former controlling shareholders of the Company ("Mining Co."). The principal shareholder of Mining Co. received the sum of $50,000 plus 50,000 shares of Common Stock. The Company retained a small minority interest (1,000 shares) in Mining Co, which was recently repurchased by Mining Co.

     TCI commenced business in early 1996 under the name "Conquistador Cigar Company" and changed its name to "Tamboril Cigar Company" to reflect its business plan to market and distribute premium cigars under the "Tamboril" brand name. As part of the Reorganization, the operating subsidiary changed its name to "Tamboril Cigar International, Inc." Tabacalera was established in the Dominican Republic for the purpose of purchasing, processing, rolling, finishing and packaging tobacco grown in the Tamboril region into finished and packaged cigars for export to the U.S. market. Tabacalera sells all its finished product to TCI which markets and distributes premium cigars in the U.S. under the TAMBORIL(TM), CORDOVA(TM) AND FORE!(TM) brand names.

(B)  BUSINESS OF THE ISSUER.

     PRODUCTS

     The Company's product line now consists of 22 cigars of varying styles and sizes which are sold to Hubbard for distribution to tobacconists nationwide and which are sold at retail prices from $4 to $9.50 per cigar. Premium cigars are generally defined as cigars that are hand-made from high quality, natural leaf binder, long-filler and wrapper tobaccos and that retail for $1 or more per cigar. The principal elements that determine the quality of the cigar are the quality of the tobacco, the curing and aging process and the skill of the hand-roller. The Company's binder and filler tobaccos are Cuban-seed Piloto Cubano and Olor Dominicano varieties from the Tamboril region of the Dominican Republic. These varieties of tobacco were introduced to the Dominican Republic by immigrants who fled Cuba after the United States imposed a trade embargo on all imports from Cuba in 1962. Many tobacco growers fled Cuba at that time, taking with them seeds from what have always been considered the world's finest cigar tobaccos and resettling in various areas of Latin America, including the Dominican Republic. The Company's wrapper tobaccos are of two varieties:
Connecticut shade-grown (universally regarded as the world's finest wrapper tobacco) and Sumatra leaf, a darker more spice-laden tobacco than the Connecticut variety. These wrapper styles define the Company's principal two products lines: The CONNECTICUT COLLECTION and the SUMATRA COLLECTION.

     Company employees in the Dominican Republic purchase whole-leaf tobacco, which is then shipped to the Company's facilities in the town of Tamboril where it is inspected, graded and re-graded. Tobacco that passes inspection is sprayed with a red wine solution to enhance flavor, fermented, dried, stripped, aged and hand-rolled into Tamboril cigars. In the rolling process, binder tobacco is hand-wrapped around the filler tobacco to create a "bunch," which is then pressed into a mold to ensure uniformity of shape. Wrapper tobacco is then hand-wrapped around the bunch to complete the cigar, which is then banded and boxed for shipment. The Company also manufactures the boxes in which Tamboril cigars are shipped at its factory in the Dominican Republic.

      The Company's principal business strategy is to work through Hubbard to expand sales of the current product line through increased sales, marketing and promotional activities through existing distribution channels and expansion into new channels. The Company intends to become a significant factor in the market for premium cigars by (i) continuing to establish and extend the brand recognition of the Tamboril name, (ii) establishing its reputation for uncompromising quality, (iii) focusing on hands-on customer service to establish a loyal following among tobacconists and (iv) expanding its product line to cover other market segments. As product awareness of the Company's cigars grows, the Company will seek to introduce additional cigar and non-cigar products to capitalize on the status of the Tamboril name as a recognized luxury brand.

     The Company has recently introduced a moderately priced line of cigars under the brand name "CORDOVA(TM)". The Cordova(TM) brand is made of Sumatran wrapper and Dominican filler and binder tobaccos, is treated with cocoa for a milder, somewhat sweeter smoke than the Company's other cigars and is available in eight sizes. Cordova(TM) is being positioned through marketing and pricing as an entry-level cigar for the new cigar smoker. This line will be positioned to appeal to a broader market and will be intended to enable the Company to expand its distribution channels to retailers in several distribution channels that have not before been exploited by the Company, including fine restaurants, hotel gift shops and executive gift programs.

     The Company has also introduced a golf-theme novelty line of cigars in October of 1997 under the brand name "FORE!(TM)". Fore!(TM) cigars are displayed in a unique 30-cigar package, are sold in a novelty glass tube with a golf motif and are available in one size only. The Fore!(TM) cigar is targeted towards country club pro shops and golf equipment and accessories shops throughout North America.

     The Company entered into a Cigar Production Agreement with Hubbard as of October 1, 1997 to produce the Hamilton House Select(TM) brand cigars for Hubbard through the year 2000, with multiple options for Hubbard to renew thereafter.

      The Company's business strategy is intended to take advantage of the significant growth in the market for premium cigars over the past few years. Retail sales of cigars of all categories have risen dramatically since 1993, both in terms of numbers of cigars and total dollar sales. Even in this strong market, sales of premium cigars have grown significantly faster than the cigar
market as a whole.   The number of premium cigars sold in the United States has grown over 64% since 1992 to more than 176,000,000 cigars in 1995 (the last full year for which statistics are available). Industry experts have estimated that this total will have grown to approximately 265,000,000 cigars for 1996, as premium cigar imports in the first half of 1996 grew 48.6% over 1995's totals to just over 115,000,000 cigars. Total dollar sales of cigars have expanded even more dramatically as prices have continued to rise significantly. Total dollar sales of all cigars in the U.S. were in excess of $1 Billion in 1995. Premium cigars, the market segment the Company's products are intended to penetrate, constituted just over 4% of the number of cigars sold, but accounted for a significantly larger percentage of total dollar sales.

     The rapid growth in the cigar market has led to significant back orders across the entire industry as existing inventories were insufficient to meet demand. Several of the Company's larger competitors have had difficulty in filling these back orders and are adding additional capacity to meet consumer demand. The Company believes this places it in an advantageous competitive position, as the current mismatch of supply and demand creates unprecedented opportunity for new brands to penetrate the market. Management believes that the success of its initial sales and marketing efforts, as evidenced by its penetration into over 500 of the country's finer tobacco retailers, is a strong indication that the Company's cigars are well positioned to take advantage of the ongoing growth of the premium cigar market.

     Management of the Company believes the increased popularity of cigar smoking in the United States is due to certain demographic and social trends that should continue for at least the next few years. The Company believes that the principal changes that have contributed to growth in the cigar market are
(1) the emergence of an expanding base of younger new cigar smokers, both male and female, (2) increasing popularity of cigars among celebrities who are viewed as trend-setters, (3) increased media interest, especially the successful launch and continued popularity of Cigar Aficionado magazine, (4) promotion of "cigar friendly" restaurants and nightclubs and (5) the increase in the population of people over 50 years of age, a group that has traditionally been viewed as consuming more luxury goods, including cigars, than other demographic groups.

SALES AND MARKETING; DISTRIBUTION

     The Company's sales and marketing efforts are conducted from its headquarters in Miami, Florida. The initial focus of the Company's sales efforts has been the establishment of positive relationships with premium tobacconists nationwide, with a strong emphasis on added-value to the retailer through superior customer service, promotional events and supporting point of sales. To date, the Company's product introductions have been conducted with over 500 retail outlets throughout the United States.

     The Company began operations in April 1996 and in the period from inception to December 31, 1996 recorded sales in excess of $1,400,000. For the nine months ended September 30, 1997, sales were $4,403,640. On July 7, 1997, the Company entered into a distribution agreement (the "Distribution Agreement") with Hubbard Imports that the Company believes will result in sales of approximately $5,000,000 in the period between June 1, and December 31, 1997. Sales of $2,669,715 have been made to Hubbard in the period from June 1 through September 30, 1997. Until June of 1997 the Company sold its products through several different distributors and directly to retail tobacconists. The Company pursued its relationship with Hubbard to take advantage of Hubbard's broad network of tobacco subdistributors in order to more rapidly expand the Company's sales. Pursuant to the Distribution Agreement, Hubbard was appointed sole U.S. distributor of the Company's products in the U.S. until December 31, 2000 with two successive three-year options by Hubbard to renew the Distribution Agreement so long as Hubbard meets minimum annual purchase requirements that are to be set in January of each year for the current calendar year.

     The Company has begun an extensive advertising and promotional campaign centered on a series of full-page, four-color ads in the major cigar publications such as Cigar Aficionado, Smoke, Tobacconist and Smoke Shop, as well as several regional cigar magazines, installation of in-store point-of-sale displays at major upscale tobacconist shops and a nationwide series of cigar tastings to be co-sponsored with local cigar retailers and cigar-friendly restaurants. This advertising and promotional campaign is intended to support Hubbard's sales efforts relating to the Company's products.

     The Company has entered into a licence agreement with the operators of TAMBORIL AT THE PARK, an upscale cigar bar and lounge opened in May of 1997 at the Lombardy Hotel in midtown New York City. TAMBORIL AT THE PARK, is intended to serve as a flagship for the TAMBORIL and CORDOVA brands, to piggy-back on the success that both branded (such as Club Macanudo) and unbranded cigar clubs have experienced in the past few years and to reinforce the premium, luxury status of the TAMBORIL and CORDOVA brands and their association with fine food and wine. The project, which is anchored by a 350 seat restaurant named THE PARK, has been orchestrated by restaurateur John Scotto , who has brought together a team including designer Robert Denning of DENNING & FOURCADE (whose clients include Oscar de la Renta and Henry Kravis) and chef Fabrizzio Salerni (formerly of New York's LESPINASSE) to bring new life to a space where William Randolph Hearst (and his then-girlfriend, film star Marion Davies) lived and where Rudi Vallee once crooned to full houses. TAMBORIL AT THE PARK seats 30, with sidewalk cafe seating for an additional 20, and features cigars from the Company's CONNECTICUT, SUMATRA and CORDOVA Collections. TAMBORIL AT THE PARK is complemented by THE PARK'S casual yet-upscale bar menu and a selection of fine wines, cognacs, vintage ports and single malt Scotches. The Company plans to use TAMBORIL AT THE PARK as the center of promotional events such as tastings and new product launches.

RAW MATERIALS:  TOBACCO

     The Company's Tabacalera subsidiary was established in the Tamboril region of the Dominican Republic, which is universally recognized to be one of the finest tobacco growing regions in the world, and where there is a large pool of skilled cigar rollers. Dominican cigars currently account for just under 50% of the world's production of premium cigars. Other noted growing and producing areas include Honduras, Costa Rica, Indonesia, the Canary Islands and Mexico. Tabacalera has established relationships with several of the largest growers in the Dominican Republic and believes that its requirements for tobacco have been arranged for through the year 2000 through the execution of financing/harvesting agreements with its key growers. The Company and Tabacalera cement these relationships by providing financing for growers to enable them to plant and harvest their crops, which are then committed to the Company. While the Company believes its requirements for high-grade tobacco to produce "Tamboril" cigars will be met for the foreseeable future, the current demand for high-grade tobacco for use in premium cigars may result in higher prices and/or scarcities which could, if they occur, have a materially adverse impact on the Company's business.

EMPLOYEES

     The Company currently employs approximately  131 full-time employees:
five in its Miami offices and 126 in the Dominican Republic. Of these, approximately three are engaged in sales and marketing, ten in administrative
roles, and  113 in manufacturing.   None of the Company's employees are covered
by any labor union. The Company believes its relationships with its employees are generally good.

     The ability of the Company to fulfill its goals will be highly dependent on its ability to recruit and maintain a skilled work force of rollers in the Dominican Republic. Tabacalera recruits rollers on the basis of favorable working conditions at the Company's new facilities and competitive wages. Tabacalera maintains an extensive training program to ensure the quality of its cigars and to provide a continuing source of skilled rollers. While the Company believes its requirements for skilled workers will be met for the foreseeable future, there can be no assurance that the significant backlog of orders in the cigar industry and the increased demand for workers to meet that demand will not make it difficult or prohibitively expensive for the Company to attract and retain a sufficient staff of skilled rollers to meet its business plan.

TRADEMARKS

     Trademarks and brand names are central to the business of marketing and distributing premium cigars and are, accordingly, highly important to the Company's business. The Company has applied for trademark protection on the marks and/or design logos TAMBORIL, CORTADITO, DIABLO, THE OFFICIAL CIGAR OF WALL STREET, SERIOUS CIGARS MADE BY SERIOUS SMOKERS and CONQUISTADOR, and has made application for the marks FORE! and CORDOVA in the United States. The Company also relies on certain non-patentable trade secrets to produce the distinctive flavors and aromas of its brands of cigars. There can be no assurance that the Company will be able to prevent unauthorized use or disclosure of such proprietary information or that other competitors will not be able to develop substantially similar formulations. The Company intends to vigorously defend, police, and maintain its trademarks and trade secrets.

COMPETITION

     The Company has several large, well-financed competitors in the market for premium cigars, each of whom enjoys strong, well-known brand names and a history of successful product launches. These companies compete directly with the Company for consumer sales, as well for supplies of tobacco and employees. The largest of these competitors are Consolidated Cigar Holdings Inc. (NYSE symbol:
"CIG"), General Cigar Holdings, Inc. (NYSF Symbol: "MPP"), a division of Culbro Corporation, and Swisher International Group Inc. (NYSE symbol: "SWR"). Each of these companies has substantially greater capital resources, manufacturing, sales and marketing experience, substantially longer and more extensive relationships with growers and long standing brand recognition and market acceptance than the Company. The Company believes, however, that the market for premium cigars is growing rapidly enough to support the entry of new brands such as those offered by the Company and that the inability of the entrenched competitors to meet current demand, as evidenced by their large back order positions, supports this position. Hubbard currently distributes several brands of cigars that compete directly with the Company's products.

POSSIBLE CONSTRAINTS ON MEETING DEMAND

     The substantial growth in demand for cigars has caused several of the Company's largest competitors to experience substantial growth in their order backlog and difficulty in obtaining sufficient inventories of tobacco and sufficient skilled rollers to meet market demand. While (i) the Company has not yet experienced such shortages, (ii) the Company believes that its relationships with growers (including the Company's practice of financing growers' production) ensure it a sufficient supply of tobacco for the foreseeable future and (iii) the Company's relationships with its workers are sufficiently good and the supply of skilled workers in the Tamboril region is sufficiently large to ensure that it will continue to have a sufficient staff of skilled rollers, there can be no assurance that the Company will not experience such shortages. While the Company's competitors have geographically diverse operations, the Company is dependent on supplies of tobacco in the Dominican Republic. Shortages of Dominican tobacco, whether from natural disaster, economic forces or otherwise, could have a material adverse effect on the business and prospects of the Company.

REGULATION AND LITIGATION IN THE TOBACCO INDUSTRY

     Cigar manufacturers, like other producers of tobacco products, are subject to regulation at the federal, state and local levels. Since the early 1970's the trend has been for increasing regulation, which when coupled with changing public attitudes toward smoking, has had the effect of reducing overall consumption of tobacco products in the United States. Federal law has required warning labels on cigarettes since 1965, though no such warnings have been required for cigars. Recent federal law enacted by Congress has required states applying for certain federal grants for substance abuse programs to adopt a minimum age of 18 for purchase of tobacco products and to establish elaborate enforcement programs to support this requirement. Legislation proposed but not enacted by Congress has sought to impose (1) bans on advertising of tobacco products or on the deductibility of such advertising expenses for federal tax purposes, (2) additional labeling, warnings or listings of additives, (3) preemption of state law to impose civil liabilities on manufacturers and distributors of tobacco products, (4) reimbursement to the federal government for health care costs incurred in connection with tobacco-related conditions and
(5) regulation of tobacco products by the Food and Drug Administration as a possibly addictive "drug." Moreover, the Environmental Protection Agency has concluded that widespread exposure to so-called "secondary smoke" may present a serious and substantial public health concern. The impact of this finding and the EPA's authority to regulate "secondary smoke" are the subject of ongoing litigation.

     Many states and local governments have passed statutes or ordinances severely limiting the types of establishments (such as restaurants and office buildings), and the areas within such establishments, in which persons may smoke.

     The Company cannot predict the outcome of these legislative and regulatory initiatives or of litigation in the future. Presumably, the trend toward increased regulation will continue at all levels. Depending on these outcomes, there may be a materially adverse effect on the tobacco products industry in general and the Company in particular.

EXCISE TAXES

     Cigars have long been subject to federal, state and local excise taxes and it is frequently suggested that additional excise taxes be levied on such products to support various legislative programs. The federal excise tax on large cigars, such as those manufactured and distributed by the Company, is currently 12.75% of the manufacturer's selling price net of the excise tax and certain other exclusions, with a maximum tax of $30 per 1,000 cigars. The Company is unable to predict whether significant increases in excise taxes on its products will be enacted in the future. Such increases were proposed by the Clinton Administration in 1993 to fund that administration's health care reform
initiatives, but were not enacted by Congress.   Imposition of significant
increases in excise taxes could have a material adverse impact on the large cigar industry in general and the Company in particular.

DEPENDENCE ON HUBBARD

     Management of the Company believes that its Distribution Agreement with Hubbard will enable the Company to expand sales more rapidly than it would be able to do through its direct sales force. However, since Hubbard will be the exclusive U.S. distributor of the Company's products, the Company will be totally dependent on Hubbard for its U.S. sales. The Distribution Agreement provides that minimum annual purchase commitments will be mutually agreed upon bribution Agreement. Should the Company and Hubbard fail to reach agreement on such minimum commitments, the Distribution Agreement could terminate. In the event the Distribution Agreement is terminated or if Hubbard fails to honor its minimum purchase commitments, the Company would be forced to obtain another distributor or distributors for its product and/or to implement an internal sales force to sell the Company's products to retail tobacconists and other outlets. The termination of the Distribution Agreement or the failure of Hubbard to purchase its minimum commitments from the Company would have a material adverse effect on the business and prospects of the Company.

RESEARCH AND DEVELOPMENT

     The Company has no material research and development expenses.


COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Company has no material expenses and no material impact on its business occasioned by compliance with environmental laws.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The Company was incorporated and began start-up operations in April of 1996. In the period from the commencement of operations on April 15, 1996 through September 30, 1996, the Company was primarily engaged in locating a site in the Dominican Republic at which to conduct manufacturing operations, negotiating with tobacco growers to ensure supplies of quality tobacco, recruiting employees and product development to establish the blends of tobaccos and the curing and aging processes to create the Company's cigars. Sales for the three and nine month periods ended September 30, 1996 totaled $94,119 and total expenses were $297,693 and $396,899, respectively, resulting in net losses of $203,574 for the three months and $302,780 for the nine months ended September 30, 1996. Since the Company was barely operational at that time, comparisons between the three month and nine month periods ended September 30, 1996 and the three- and nine-month periods ended September 30, 1997 are not appropriate and could, in fact, be misleading.

     Due to the foregoing, the following information discusses the results of operations, liquidity and capital resources and related matters for the three months and nine months ended September 30, 1997 and compares such results to those for the year ended December 31, 1996. All information relates to the consolidated results and financial condition of the Company and its two principal operating subsidiaries, TCI and Tabacalera.

     The Company was incorporated in April 1996 to commercialize the efforts of its founders to establish a business to manufacture and distribute premium cigars. The Company began operations on April 15, 1996 and commenced sales in the fourth quarter of 1996. Sales of cigars bearing the TAMBORIL(TM) brand name constituted 100% of the Company's sales for the period ended December 31, 1996. In April of 1997, the Company introduced its CORDOVA(TM) line of cigars and in October 1997 introduced FORE!(TM), a golf-motif cigar. On July 7, 1997 the Company entered into a distribution agreement with Hubbard Imports, a Florida partnership ("Hubbard") pursuant to which Hubbard became the exclusive U.S. distributor for the Company's products (the "Distribution Agreement"). The Company intends focusing on manufacturing and marketing activities, leaving virtually all day-to-day sales activities to Hubbard.

     The market for sales in the United States of premium cigars, generally defined to be those made by hand and retailing for prices in excess of $1, has expanded considerably since 1993 after declining consistently from 1964 through 1992. Management of the Company believes that the demographic factors underlying the growth in the cigar market since 1993 will contribute to continued expansion of the market for at least the next few years. Among these factors are (1) the emergence of an expanding base of younger new cigar smokers, both male and female, (2) increasing popularity of cigars among celebrities who are viewed as trend-setters, (3) increased media interest, especially the successful launch of Cigar Aficianado magazine, (4) promotion of "cigar friendly" restaurants and nightclubs and (5) the increase in the population of people over fifty years of age, a group that has traditionally been viewed as consuming more luxury goods, including cigars, than any other demographic group.

     The Company has established one manufacturing facility in the Dominican Republic and is building a second facility to meet estimated increased demand for the Company's cigars. The growth of the demand for cigars in general, and premium cigars in particular, has created substantial competition within the industry for the purchase of raw tobacco used in manufacturing cigars and for the skilled labor required to roll cigars by hand. While the Company has not yet experienced any shortages of tobacco or labor, there can be no assurance that it will not encounter such difficulties as it expands its operations. The effect of any shortages of materials or labor could be to prevent the Company from filling demand or to make the cost of doing so prohibitive.

RESULTS OF OPERATIONS

     The following discussion relates to the consolidated operations of the Company and its subsidiaries, TCI and Tabacalera for the period from inception at April 15, 1996 through December 31, 1996 and for the three- and nine-month periods ended September 30, 1997. The Company is a holding company, the sole assets of which are the capital stock of TCI and Tabacalera and the operations summarized, therefore, relate to the consolidated operations of these operating subsidiaries.

     Net sales for the period ended December 31, 1996 were $1,413,815, representing sales of the Company's first two product lines, the CONNECTICUT COLLECTION and the SUMATRA COLLECTION from April 15 through December 31, 1996. Most of these sales occurred in the fourth quarter of 1996, as the initial period was spent organizing the Company's facilities, hiring a skilled work force and formulating the blends of tobacco and other ingredients used in manufacturing the Company's brands. The Company intends to work with Hubbard to increase sales of these two product lines by increasing the number of retail tobacconists to whom the products are distributed and by opening additional distribution channels. In addition, the Company has introduced CORDOVA(TM) , which is a more moderate priced line of cigars, and FORE!(TM), a golf-motif packaged cigar designed for sale in golf pro shops and golf equipment outlets. The Company believes that its products are well-placed to take advantage of the continued growth of the cigar market and that the results from the periods from inception to December 31, 1996 and January 1 through September 30, 1997 support management's views.

     In the period from January 1 through July 7, 1997, the Company sold its products directly to retail tobacconists throughout the United States, utilizing a sales force of five employees. On July 7, 1997 the Company entered into the Distribution Agreement with Hubbard, pursuant to which Hubbard was appointed exclusive distributor for the Company's products in the United States through December 31, 2000 (the "Distribution Agreement"). Under the Distribution Agreement, Hubbard must maintain certain minimum annual purchases from the Company to continue to have the exclusive rights to distribute the Company's cigars in the United States. These minimum amounts are to be set each January for the ensuing calendar year. Management of the Company believes that, although operating through a distributor such as Hubbard will lower the Company's gross profit margins, it will enable the Company to more rapidly penetrate its target market for premium cigars. In addition, the Company believes that the Hubbard relationship will result in lower costs of sales, marketing and promotion, resulting in significant gains in net profits.

     Net sales for the three- and nine-month periods ended September 30, 1997 were $1,864,652 and $4,403,640, respectively. Sales to Hubbard in the three- and nine-month periods ended

September 30, 1997 accounted for $1,516,023 (81%) and $2,669,715 (61%) of total sales, respectively, in those periods. Sales included initial sales of Cordova(TM), which was introduced in April of 1997. There were no sales of Fore!(TM) in the period. Sales of Fore!(TM) are expected to begin to have an impact in the fourth quarter of 1997. The Distribution Agreement is expected to contribute approximately $5,000,000 in total to sales in calendar 1997, of which $2,669,715 have occurred as of September 30, 1997.

     The Company is currently building a second manufacturing facility to increase capacity from approximately 300,000 cigars to approximately 800,000 cigars per month. The Company believes that market conditions for cigars generally and for the Company's products (based on initial product reaction) are sufficient to account for this additional capacity and that the Company's sales have the potential to grow considerably from the partial year results reflected in the financial statements for the periods from April 15, 1996 through December
31, 1996 and January 1, 1997 through September 30, 1997.   There can be no
assurance, however, that the Company's products will receive market acceptance or that sales will increase, or even maintain the initial sales figures.

     Cost of goods sold in the period from April 15, 1996 through December 31, 1996 amounted to $573,687 or 41% of sales, leaving gross profits of $840,128, or 59%. Costs of goods sold during the three- and nine-month periods ended September 30, 1997 were $892,688 and $1,799,068 or 48% and 41% of sales, respectively. Accordingly, gross profits for the three- and nine-month periods ended September 30, 1997 were $971,964 (52% of sales) and $2,604,572 (59% of sales), respectively. Management of the Company believes these percentage levels of gross profit compare favorably with industry norms, but that the pricing to Hubbard under the Distribution Agreement and the introduction of new products aimed at lower-priced market niches will result in lower gross profits percentages in the future.

     Selling, general and administrative expenses from April 15, 1996 through December 31, 1996 totaled $1,034,386, or 73% of sales, representing the costs of establishing the Company infrastructure. These levels should decline substantially as a percentage of total revenues as the Company's operations in manufacturing and sales expand. The Company spent approximately $120,000 in advertising and travel expenses for new brand introductions. Expenses in this category should increase in actual dollars, but should decline as a percentage of total sales if the Company is successful in expanding its sales according to plan. Selling, general and administrative expenses in the three- and nine-month periods ended September 30, 1997 totaled $541,325 (29% of sales) and $2,039,736 (46% of sales), respectively. The lower percentage over the three months compared with the nine months is attributable to Hubbard's taking over much of the sales function since the execution of the Distribution Agreement.
Management believes that this percentage will stabilize over the next few quarters as Company advertising levels will increase to support expanded sales efforts by Hubbard.

     The Company experienced a loss from operations from April 15, 1996 through December 31, 1996 of $194,258, principally due to the expenses of establishing the Company and formulating and promoting its first product lines. Interest expense was $27,369, representing the expense associated with loans obtained by the Company to support start-up costs and operations. The Company obtained additional loans of approximately $1,975,000 since December 31, 1996. Net interest expense was $163,516 for the nine months ended September 30, 1997. All the Company's loans were recapitalized on September 30, 1997.

     Income from operations for the three- and nine-month periods ended September 30, 1997 was $430,639 and $725,336, respectively. Interest expense for the three- and nine-month periods was $81,478 and $163,516 respectively, resulting in net income for the periods of $223,161 and $435,820. Interest expense in future periods will be decreased by approximately $60,000 per quarter due to the recapitalization of certain debt of the Company as of September 30, 1997, but will be increased by approximately $5,000 per quarter by virtue of the Company's 8% Convertible Debentures issued in connection with a $3,000,000 financing completed on September 23, 1997. See "LIQUIDITY AND CAPITAL RESOURCES." While the Company has been able to generate net profits in the past three quarters, the Company is still in the early stages of its growth and there can be no assurance that the Company's products will attain sufficient market acceptance or that expenses will stabilize at levels that will result in profits in the future.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had negative cash flows from operating activities of $1,410,528 for the period from April 15, 1996 to December 31, 1996. Cash inflows from financing activities during that period totaled $2,040,589, consisting of $931,810 in net proceeds from sales of its capital stock and $975,000 in proceeds of loans evidenced by promissory notes from investors and $133,779 in advances from a related party. During that period the Company purchased property and equipment totaling $384,122. This resulted in cash available at the end of the period of $245,939. The Company incurred additional debt of approximately $1,975,000 in the period from December 31, 1996 through September 30, 1997 to support continued construction of its second manufacturing facility in the Dominican Republic and advanced construction costs for TAMBORIL AT THE PARK. On September 30, 1997, a total of $1,984,681 in aggregate principal and interest of the Company's debt was recapitalized by the issuance of 328,584 shares of Common Stock and 328,584 five-year warrants to purchase shares of Common Stock at an exercise price of $5.89 per Share. This recapitalization will materially decrease the Company's debt service requirements and, thus, increase the Company's cash available for operations. The Company also repaid an additional $1,149,935 in principal and accrued interest on its outstanding debt on September 30, 1997.

     From January 1 through September 30, 1997, the Company had negative cash flow from operations of $1,526,270, namely due to significant increases in accounts receivable ($818,000), inventory ($1,340,000) and advances on tobacco purchases ($436,000), all attributable to the Company's increased sales, primarily due to the Distribution Agreement. These were offset by operating income of $430,639 for the three month, and $725,336 for the nine months, ended September 30, 1997. Net interest expense of $81,478 for the three months, and $163,516 for the nine months, ended September 30, 1997, resulted in pretax income of $349,161 for the three months, and $561,820 for the nine months, ended September 30, 1997.

     Net cash inflows from financing activities during the nine months ended September 30, 1997 was $3,475,852, representing approximately $2,600,000 in net proceeds of the Private Offering described below in "RECENT SALES OF UNREGISTERED SECURITIES" and the recapitalization of the Company's debt. Cash flows used for investing activities during the nine month period ended September 30, 1997 amounted to $515,857, representing capital expenditures related to the construction of the Company's second manufacturing facility in the Dominican Republic. Capital expenditures for the remainder of 1997 are expected to approximate $300,000.

     As of September 30, 1997, cash on hand was $1,679,664.   The cash on hand
as of September 30, 1997 is expected to be sufficient to finance the Company's anticipated capital expenditures, increases in working capital requirements, and its financing of tobacco growers for the remainder of 1997. The Company has no lines of credit or similar arrangements with banks or other traditional lending services.

     The Company plans to use the remaining proceeds from the sale of Series B Shares and Convertible Debentures to support expansion of manufacturing and sales and marketing activities. The Company will most likely seek to require the Purchasers to provide the additional up to $3,000,000 in financing available under the Purchase Agreement to support expansion including additional inventory and increased marketing expenditures. Failure to obtain such equity capital could have a material adverse impact on the Company's ability to expand its operation. There can be no assurance that the Company will meet the conditions to such additional sales set forth in the Purchase Agreement or that equity capital will be otherwise available to the Company on acceptable terms or at all.

INFLATION

     Inflationary trends in the time the Company has been in operation have not been material. Historically, cigar companies, especially manufacturers of premium cigars, have been able to pass most inflationary increases through to their customers through price increases.

TAXATION AND REGULATION; EXCISE TAXES

     Cigars have long been subject to federal, state and local excise taxes and it is frequently suggested that additional excise taxes be levied on such products to support various legislative programs. The federal excise tax on large cigars, such as those manufactured and distributed by the Company, is currently 12.75% of the manufacturer's selling price net of the excise tax and certain other exclusions, with a maximum tax of $30 per 1,000 cigars. The Company is unable to predict whether significant iuture. Such increases were proposed by the Clinton Administration in 1993 to fund that administration's
health care reform initiatives, but were not enacted by Congress.   Imposition
of significant increases in excise taxes could have a material adverse impact on the large cigar industry in general and the Company in particular.

REGULATION

     Cigar manufacturers, like other producers of tobacco products, are subject to regulation at the federal, state and local levels. Since the early 1970's the trend has been for increasing regulation, which when coupled with changing public attitudes toward smoking, has had the effect of reducing overall consumption of tobacco products in the United States. Federal law has required warning labels on cigarettes since 1965, though no such warnings have been required for cigars. Recent federal law enacted by Congress has required states applying for certain federal grants for substance abuse programs to adopt a minimum age of 18 for purchase of tobacco products and to establish elaborate enforcement programs to support this requirement. Legislation proposed but not enacted by Congress has sought to impose (1) bans on advertising of tobacco products or on the deductibility of such advertising expenses for federal tax purposes, (2) additional labeling, warnings or listings of additives, (3) preemption of state law to impose civil liabilities on manufacturers and distributors of tobacco products, (4) reimbursement to the federal government for health care costs incurred in connection with tobacco-related conditions and (5) regulation of tobacco products by the Food and Drug Administration as a possibly addictive "drug." Moreover, the Environmental Protection Agency has concluded that widespread exposure to so-called "secondary smoke" may present a serious and substantial public health concern. The impact of this finding and the EPA's authority to regulate "secondary smoke" are the subject of ongoing litigation.

     Many states and local governments have passed statutes or ordinances severely limiting the types of establishments (such as restaurants and office buildings), and the areas within such establishments, in which persons may smoke.

     The Company cannot predict the outcome of these legislative and regulatory initiatives in the future. Presumably, the trend toward increased regulation will continue at all levels. Depending on these outcomes, there may be a materially adverse effect on the tobacco products industry in general and the Company in particular.

FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this Prospectus are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors that could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein is the Company's ability to implement its business strategy successfully, which will be dependent on business, financial, and other factors beyond the Company's control, including, among others, prevailing changes in consumer preferences, access to sufficient quantities of raw material, availability of trained laborers and changes in tobacco products regulation. There can be no assurance that the Company will continue to be successful in implementing its business strategy. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.


                            DESCRIPTION OF PROPERTY.

     (a) The Company maintains its administrative, sales and marketing offices in its headquarters which consists of approximately 5,800 square feet of space leased from an unrelated party at 2600 S.W. 3rd Avenue, Miami, FL 33129. The Company's lease extends to March, 2001, with an option to renew for an additional 5 years, and is at rates which the Company believes are competitive for like space in its area. Annual rental payments under this lease are $93,000 as of April 1, 1997, $99,000 as of April 1, 1998, with annual increases thereafter tied to the Consumer Price Index. The Company believes this facility will be adequate for the foreseeable future and that, if additional space were needed, it could be obtained in close geographic proximity at similar rates. The Company's obligations under the lease are guaranteed by Viking, which is a substantial shareholder of the Company. Ian Markofsky, the President and sole shareholder of Viking, is the father of Anthony A. Markofsky, the Company's President and a Director.

     The Company's manufacturing facilities are housed in a mixed use facility of approximately 6,700 square feet leased by Tabacalera at Calle Real #167, Tamboril, Santiago de los Caballeros, Republica Dominica. This facility also houses warehouse and administrative offices of Tabacalera. Tabacalera is currently building an additional facility on land owned outright by Tabacalera adjacent to its existing facility. This facility will consist of approximately 33,000 square feet and is projected to approximately double the Company's existing manufacturing capacity.

     (b) The Company does not invest in real estate, other than as incident to its manufacturing operations.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At a meeting of the Board of Directors of the Company held on November 25, 1997, the Board approved a consulting contract with Viking Investment Group II, Inc. ("Viking") pursuant to which Viking is rendering consulting services to the Company in identifying and negotiating with potential strategic marketing partners and potential acquisition targets. Viking is to receive a flat fee of $25,000 per month for the four months beginning October, 1997 and ending January, 1998 and, if the Company is successful in completing a joint venture, acquisition or financing arranged with the assistance of Viking, success fees to be determined at the time the transaction is concluded. Viking owns 1,500,000 shares of the Company's common stock and Ian Markofsky, the President and sole shareholder of Viking, is the father of Anthony Markofsky, President of the Company and Ian Markofsky, through his ownership of Viking, is a principal shareholder of the Company. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     (a) The Company's Common Stock trades on the National Association of Securities Dealers, Inc. OTC Bulletin Board under the trading symbol of "SMKE." The Common Stock resumed trading under that symbol on November 5, 1996. Prior to that time, the Common Stock was listed for trading under the symbol "ILLD," but there was no established bid price for the Common Stock. Accordingly, the high and low bid prices for the Company's Common Stock for each quarter within the last two fiscal years, the first three quarters of 1997, and the fourth quarter of 1997 through December 17, 1997, as reported by National Quotation Bureau, LLC, are as follows:

-------------------------------------------------------------------------------
QUARTER                              HIGH BID PRICE       LOW BID PRICE
-------------------------------------------------------------------------------
1995           Q1 (1/3-3/31)            None                  None
-------------------------------------------------------------------------------
               Q2 (4/3-6/30)            None                  None
-------------------------------------------------------------------------------
               Q3 (7/3-9/29)            None                  None
-------------------------------------------------------------------------------
               Q4 (10/2-12/29)          None                  None
-------------------------------------------------------------------------------
1996           Q1 (1/2-3/29)            None                  None
-------------------------------------------------------------------------------
               Q2 (4/1-6/28)            None                  None
-------------------------------------------------------------------------------
               Q3 (7/1-9/30)            None                  None
-------------------------------------------------------------------------------
               Q4 (10/1-11/4)           None                  None
-------------------------------------------------------------------------------
                  (11/5-12/31)          $11.375               $7.50
-------------------------------------------------------------------------------
1997           Q1 (1/2-3/31)             11.0625               7.25
-------------------------------------------------------------------------------
               Q2 (4/1-6/30)              7.50                 4.625
-------------------------------------------------------------------------------
               Q3 (7/1-9/30)              5.8125               4.50
-------------------------------------------------------------------------------
               Q4 (10/1-12/17)            4.90625              3.00
-------------------------------------------------------------------------------

Prices for the period November 5, 1996 through November 7, 1997 reflect closing bid prices and a 1-for-20 reverse stock split. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     (b) The approximate number of holders of record of the Company's Common Stock according to ADP Proxy Services is 1,109.

     (c) The Company has not paid any cash dividends on its Common Stock, nor does it intend to do so in the foreseeable future. Under the General Corporation Law of the State of Delaware, the Issuer may only pay dividends out of capital and surplus, or out of certain delineated retained earnings, all as defined in the General Corporation Law. There can be no assurance that the Issuer will have such funds legally available for the payment of dividends in the event that the Issuer should decide to do so.


EXECUTIVE COMPENSATION

The aggregate annual remuneration of the Company's Chief Executive Officer for the Year ended December 31, 1996 was:


------------------------------------------------------------------------------
Name of Individual or    Capacities in Which
Identity of Group        Remuneration Was               Aggregate Remuneration
                               Received
------------------------------------------------------------------------------
Abraham Shafir          President and CEO of Tabacalera        $157,000(1)
------------------------------------------------------------------------------

(1) Includes $120,000 in salary and non-cash compensation of $37,000 relating to life insurance, health insurance and use of a Company automobile.

No other officer was paid in excess of $100,000.

                              FINANCIAL STATEMENTS

     Registrant's Consolidated Financial Statements as of December 31, 1996 and for the period from April 15, 1996 (Date Operations Commenced) to December 31, 1996, and the independent auditors' report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, with respect thereto, appear on pages F-1 to F-10 of this Registration Statement on Form SB-2. Registrant's Unaudited Consolidated Financial Statements as of September 30, 1997 and for the Nine Months Ended September 30, 1997 appear on pages F-11 to F-19 of this Registration Statement on Form SB-2.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

None.

                                        TAMBORIL CIGAR COMPANY AND SUBSIDIARIES

                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                               DECEMBER 31, 1996
================================================================================


INDEPENDENT AUDITOR'S REPORT                        F-2


CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheet                                    F-3
   Statement of Operations                          F-4
   Statement of Stockholders' Equity                F-5
   Statement of Cash Flows                          F-6
   Notes to Consolidated Financial Statements    F-7 - F-10

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Tamboril Cigar Company


We have audited the accompanying consolidated balance sheet of Tamboril Cigar Company and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 15, 1996 (date operations commenced) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tamboril Cigar Company and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the period from April 15, 1996 (date operations commenced) to December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Goldstein Golub Kessler & Company, P.C.

GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

January 24, 1997

                                                       TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                                                    CONSOLIDATED BALANCE SHEET
==============================================================================================
DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------
ASSETS (Note 10)

Current Assets:
  Cash (Note 1)                                                                      $  245,939
  Accounts receivable - less allowance for doubtful accounts of $15,000                 275,696
  Inventory (Notes 1 and 2)                                                             813,938
  Advances to suppliers                                                                 181,588
  Other current assets                                                                   31,419
-----------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                            1,548,580
-----------------------------------------------------------------------------------------------
Property and Equipment, net (Notes 1 and 3)                                             359,798

Other Assets                                                                            103,550
-----------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                   $2,011,928
===============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                                   $  122,308
  Accrued expenses and other current liabilities                                         65,658
  Due to related party (Note 6)                                                         133,779
-----------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                         321,745

Notes Payable (Note 4)                                                                  250,000

Notes Payable - stockholders (Note 7)                                                   725,000
-----------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                               1,296,745
-----------------------------------------------------------------------------------------------
Commitments (Note 8)

Stockholders' Equity (Notes 1 and 5):
  Common stock - $.0001 par value; authorized 20,000,000 shares, issued 5,575,310           557
  Additional paid-in capital                                                            936,253
  Accumulated deficit                                                                  (221,627)
-----------------------------------------------------------------------------------------------
      STOCKHOLDERS' EQUITY                                                              715,183
-----------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $2,011,928
===============================================================================================

                      See notes to financial statements.

                                    TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF OPERATIONS
===========================================================================
PERIOD FROM APRIL 15, 1996 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1996
---------------------------------------------------------------------------
Net sales (Notes 1 and 10)                                       $1,413,815

Cost of goods sold                                                  573,687
---------------------------------------------------------------------------
Gross profit                                                        840,128

Selling, general and administrative expenses                      1,034,386
---------------------------------------------------------------------------
Loss from operations                                               (194,258)

Interest expense                                                     27,369
---------------------------------------------------------------------------
Net loss                                                         $ (221,627)
===========================================================================
Net loss per common share (Note 1)                               $     (.05)
===========================================================================
Weighted average number of common shares outstanding (Note 1)     4,651,502
===========================================================================

                      See notes to financial statements.

                                                           TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
==================================================================================================
                                                          ADDITIONAL
                                         COMMON STOCK       PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                        SHARES    AMOUNT    CAPITAL      DEFICIT         EQUITY
--------------------------------------------------------------------------------------------------
Issuance of common stock               2,600,000    $260    $    (50)            -       $     210

Issuance of common stock for
 professional services                    25,000       2       4,998             -           5,000

Issuance of common stock for cash      2,833,338     283     989,717             -         990,000

Issuance of common stock in reverse
 acquisition (Note 1)                    116,972      12     (58,412)            -         (58,400)

Net loss                                       -       -           -     $(221,627)       (221,627)
--------------------------------------------------------------------------------------------------
Balance at December 31, 1996           5,575,310    $557    $936,253     $(221,627)      $ 715,183
==================================================================================================

                      See notes to financial statements.

                                               TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENT OF CASH FLOWS
======================================================================================
PERIOD FROM APRIL 15, 1996 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1996
--------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                                   $(221,627)
  Provision for doubtful accounts                                               15,000
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                               24,324
    General and administrative expenses paid by issuance of stock                5,000
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                         (290,696)
      Increase in other current assets                                         (31,419)
      Increase in advances to suppliers                                       (181,588)
      Increase in inventory                                                   (813,938)
      Increase in other assets                                                (103,550)
      Increase in accounts payable                                             122,308
      Increase in accrued expenses and other current liabilities                65,658
--------------------------------------------------------------------------------------
        NET CASH USED IN OPERATING ACTIVITIES                               (1,410,528)
--------------------------------------------------------------------------------------
Cash flows from investing activity - purchase of property and equipment       (384,122)
--------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable                                      250,000
  Proceeds from issuance of notes payable - stockholders                       725,000
  Proceeds from advances by related party                                      133,779
  Net proceeds from issuance of common stock                                   931,810
--------------------------------------------------------------------------------------
          CASH PROVIDED BY FINANCING ACTIVITIES                              2,040,589
--------------------------------------------------------------------------------------
Net increase in cash and cash at end of period                             $   245,939
======================================================================================

                      See notes to financial statements.

                                       TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==============================================================================

          1.  PRINCIPAL      Tamboril Cigar Company is a manufacturer and
              BUSINESS       distributor of handmade cigars.  The tobacco is
              ACTIVITY AND   purchased and the cigars are manufactured at
              SIGNIFICANT    facilities in the Dominican Republic and sold to
              ACCOUNTING     retail tobacconists throughout the United States.
              POLICIES:
                             The accompanying consolidated financial statements at December 31, 1996 and for the period from April
                             15, 1996 (date operations commenced) to December
                             31, 1996 include the accounts of Idaho Leadville
                             Mines Co. (an inactive company), Tamboril Cigar
                             Company and Tamboril Cigar Company's wholly owned and majority-owned subsidiaries, Diversified
                             Tobacco Company and Tabacalera Tamboril SA.
                             (collectively the "Company"). All intercompany transactions and balances have been eliminated in consolidation.

                             On October 23, 1996, Idaho Leadville Mines Co. acquired all of the outstanding common stock of Tamboril Cigar Company. For accounting purposes the acquisition has been treated as a recapitalization of Tamboril Cigar Company with Tamboril Cigar Company as the acquirer (reverse acquisition).

                             Subsequent to December 31, 1996, Tamboril Cigar Company changed its name to Tamboril Cigar International Inc. and Idaho Leadville Mines Co. reincorporated in the state of Delaware by merging into a newly formed Delaware company called Tamboril Cigar Company.

                             Revenue from the sale of products is recognized at the date of shipment to customers.

                             Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the respective assets. Amortization of leasehold improvements is provided for over the related lease term.

                             The Company maintains cash balances in bank accounts which, at times, may exceed federally insured limits. It has not experienced any losses to date resulting from this policy.

                             Inventory is stated at the lower of cost
                             (first-in, first-out method) or market. In accordance with generally recognized industry practice, all leaf tobacco inventory is classified as current although portions of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

                             Loss per share is calculated based upon the weighted average number of shares of common stock outstanding during the year.

                             Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

                             The Company and the cigar industry in general have recently experienced shortages in certain types of natural wrapper and filler due to the increase in demand for tobacco for premium cigars. Although the shortages have not materially impacted cigar production, no assurance can be made that future shortages will not have an adverse effect on the Company.

                                       TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==============================================================================

                             Based on the borrowing rates currently available for loans with similar terms and average maturities, the fair value of the notes payable and notes payable - stockholders approximates the carrying amount.

                             Costs incurred for producing and communicating advertising are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. Advertising expenses were approximately $70,000 for the period ended December 31, 1996.

                             The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

          2.  INVENTORY:     Inventory consists of the following:
                             Raw materials                                            $454,789
                             Finished goods                                            359,149
                             -----------------------------------------------------------------
                                                                                      $813,938
                             =================================================================

          3.  PROPERTY AND   Property and equipment, at cost, consists of the following:
              EQUIPMENT:
                                                                                     Estimated
                                                                                   Useful Life
                             -----------------------------------------------------------------
                             Machinery and equipment       $176,821               5 to 7 years
                             Land                            97,691
                             Buildings and building
                               improvements                  41,206                   20 years
                             Furniture and fixtures          16,194                    5 years
                             Computers                       11,118                    5 years
                             Leasehold improvements          41,092              Term of lease
                             -----------------------------------------------------------------
                                                            384,122
                             Less accumulated depreciation
                              and amortization               24,324
                             ------------------------------------------------------------------
                                                           $359,798
                             ==================================================================

                             Approximately $270,000 of the Company's property and equipment
                             (net of $13,856 accumulated depreciation) is located in the
                             Dominican Republic.




                                           TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==============================================================================================

4.  NOTES PAYABLE:        Notes payable consist of the following:
                          Note payable - Highgate Resources Ltd.:
                           Due April 1998 bearing interest at 10% per annum           $ 50,000
                          --------------------------------------------------------------------
                          Note payable - Alphacom Data Security Services Ltd.:
                           Due October 1998 bearing interest at 10% per annum         $200,000
                          --------------------------------------------------------------------
                                                                                      $250,000
                          ====================================================================

5.  STOCKHOLDERS'         On April 16, 1996, the Company issued 25,000 shares of common stock
    EQUITY:               to its attorney in exchange for services valued at $5,000. On
                          October 23, 1996, the Company issued 116,972 shares of common stock to the stockholders of Idaho Leadville Mines Co. in a transaction accounted for as a reverse acquisition (see Note 1).

6.  RELATED PARTY         The Company purchased furniture and fixtures from United Health
    TRANSACTIONS:         Partners, Inc. ("UHP"), a company that has a stockholder and officer that is a stockholder and officer of the Company.

                          The Company assumed the office lease of UHP in April 1996.

                          There is an amount due UHP of approximately $134,000 that is noninterest-bearing and due on demand.


7.  NOTES PAYABLE -       Notes payable - stockholders consist of the following:
    STOCKHOLDERS:
                          Notes payable - Jenadosa Holdings Limited:
                           Due August 1998 bearing interest at 10% per annum          $ 75,000
                           Due September 1998 bearing interest at 10% per annum        100,000

                          Note payable - South Edge International Inc.:
                           Due August 1998 bearing interest at 10% per annum           200,000

                          Notes payable - Shangri La Investments Ltd.:
                           Due October 1998 bearing interest at 10% per annum          150,000
                           Due December 1998 bearing interest at 10% per annum         200,000
                          --------------------------------------------------------------------
                                                                                      $725,000
                          ====================================================================

                    TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.  COMMITMENTS:          The Company has entered into noncancelable operating leases for office and warehouse facilities, which expire in March 2001.
                          The approximate future minimum rental commitments under these leases, exclusive of required payments for increases in certain operating costs, are as follows:

                          Year ending December 31,
                                  1997                                                $ 87,000
                                  1998                                                  93,000
                                  1999                                                  99,000
                                  2000                                                  99,000
                                  2001                                                  25,000
                          --------------------------------------------------------------------
                                                                                      $403,000
                          ====================================================================

                          The office lease has an option to renew for five years at a base rent, as defined. Rent expense for the period ended December 31, 1996 was approximately $38,000.

                          The Company's lease commitment for office space is guaranteed by a stockholder of the Company.


9.  INCOME TAXES:         As of December 31, 1996, the Company has a net operating loss carryforward for both financial reporting and income tax purposes of approximately $223,000 available to offset future income through
                          2011. There were no material temporary differences between the book bases and tax bases of assets and liabilities. This resulted in a deferred income tax asset of approximately $55,000 for which the
                          Company recorded a full valuation allowance due to uncertainty of future realization of such losses.

10. Foreign Operations:   The Company operates principally in two geographic areas: the United
                          States and the Dominican Republic. Following is a summary of information by area for 1996:

                          Net sales to unaffiliated customers:
                                United States                                     $1,413,815
                                Dominican Republic                                         0
                                                                                  ----------
                                    Net sales as reported in the accompanying
                                     consolidated statement of operations         $1,413,815
                                                                                  ==========

                          Inter-area sales:
                                United States                                             $0
                                Dominican Republic                                   538,604
                                                                                  ----------
                                     Total inter-area sales                         $538,604
                                                                                  ==========

                          Loss from operations:
                               United States                                        ($14,801)
                               Dominican Republic                                   (206,826)
                                                                                  ----------
                                    Net loss as reported in the accompanying
                                     consolidated statement of operations          ($221,627)
                                                                                  ==========

                          Identifiable assets:
                               United States                                        $806,453
                               Dominican Republic                                  1,182,378
                                                                                  ----------
                                                                                   1,988,831
                               General corporate assets                               23,097
                                                                                  ----------
                                    Total assets as reported in the accompanying
                                     consolidated balance sheet                   $2,011,928
                                                                                  ==========

                               Inter-area sales are accounted for at cost and are eliminated in consolidation in the accompanying consolidated statement of operations.Identifiable assets are those that are identifiable with operations in each geographic area. General corporate assets consist of organizational costs.

                    TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                          Consolidated Balance Sheet
                                 (UNAUDITED)

                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                 1997            1996
                                                            -------------   -------------
ASSETS
Current Assets:
  Cash                                                       $1,679,664      $  245,939
  Accounts receivable, net of allowance for doubtful
    accounts of $65,000 and $15,000, respectively             1,094,132         275,696
  Inventory                                                   2,153,680         813,938
  Advances to tobacco growers                                   617,451         181,588
  Prepaid expenses and other current assets                      43,334          31,419

-----------------------------------------------------------------------------------------
  Total Current Assets                                        5,588,261       1,548,580
-----------------------------------------------------------------------------------------

Property and equipment                                          828,570         359,798
Other assets                                                    203,049         103,550

-----------------------------------------------------------------------------------------
  Total Assets                                               $6,619,880      $2,011,928
=========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                              422,087         122,308
  Accrued expenses and other current liabilities                435,442          65,658
  Due to related party                                               -          133,779

-----------------------------------------------------------------------------------------
  Total Current Liabilities                                     857,529         321,745
-----------------------------------------------------------------------------------------

Notes Payable                                                        -          250,000
Notes Payable Stockholders                                           -          725,000
Debentures                                                      200,000
-----------------------------------------------------------------------------------------
  Total Liabilities                                           1,057,529       1,296,745
-----------------------------------------------------------------------------------------

Stockholders' Equity:
  Series B 8%  Convertible preferred stock-$0.0001 par
    value; $50.00 stated value; authorized 116,000 shares,
    issued 56,000 shares                                              6              -
  Common stock--$.0001 par value; authorized 20,000,000
    shares, issued 5,903,894 in 1997 and 5,575,310 in 1996          590             557
  Additional paid-in capital                                  5,347,562         936,253
  Retained earnings (Deficit)                                   214,193        (221,627)

-----------------------------------------------------------------------------------------
  Stockholders' Equity                                        5,562,351         715,183
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $6,619,880      $2,011,928
=========================================================================================

The accompanying notes to the financial statements are an integral part of these statements.

                                              TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENT OF OPERATIONS
                                                            (UNAUDITED)

FOR THE NINE MONTHS PERIOD ENDED
                                                                               September 30,   September 30,
                                                                                    1997           1996
                                                                              --------------   -------------
Net sales                                                                         $4,403,640      $  94,119
Cost of goods sold                                                                 1,799,068         39,530
-----------------------------------------------------------------------------------------------------------
Gross profit                                                                       2,604,572         54,589
-----------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                                      (2,039,736)      (349,780)
Proceeds from insurance (net of $69,890 cost of cigars lost).                        160,500              -
-----------------------------------------------------------------------------------------------------------
Operating income                                                                     725,336       (295,191)
-----------------------------------------------------------------------------------------------------------
Interest expense, net of $1,880 and $536 interest income                             163,516          7,589
-----------------------------------------------------------------------------------------------------------
Income before income taxes                                                           561,820       (302,780)
-----------------------------------------------------------------------------------------------------------
Income taxes                                                                         126,000              -
-----------------------------------------------------------------------------------------------------------
Net Income (loss)                                                                    435,820       (302,780)
===========================================================================================================
Net income (loss) per common share                                                     $0.08         ($0.06)
===========================================================================================================
Weighted average number of common shares outstanding                               5,576,509      5,090,000
===========================================================================================================

The accompanying notes to the financial statements are an integral part of these statements.

                    TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                                                   RETAINED
                                                          SERIES B 8% CONVERTIBLE   ADDITIONAL     EARNINGS
                                        COMMON STOCK         PREFERRED STOCK          PAID-IN     ACCUMULATED    STOCKHOLDERS
                                      SHARES    AMOUNT       SHARES    AMOUNT         CAPITAL       DEFICIT         EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock            2,600,000    $ 260                              $      (50)            -       $      210

Issuance of common stock
   for professional services           25,000        2                                   4,998             -       $    5,000

Issuance of common stock
 for cash                           2,465,000      247                                 869,753             -       $  870,000

Net Loss                                    -        -                                       -      (302,780)      $ (302,780)

-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996       5,090,000    $ 509       $     -    $    -      $  874,701     $(302,780)      $  572,430
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996        5,575,310    $ 557       $     -    $    -      $  936,253     $(221,627)      $  715,183
-----------------------------------------------------------------------------------------------------------------------------

Issuance of Common Stock
   in connection with a
   re-capitalization of Notes
   Payable and Notes Payable
   Stockholders                       328,584       33                               1,984,648                      1,984,681

Issuance of Series B 8%
   Convertible Preferred Stock,
   net of expenses                                            56,000         6       2,426,661                      2,426,667

Net Income                                  -        -                                       -       435,820          435,820

-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997       5,903,894    $ 590        56,000    $    6      $5,347,562     $ 214,193       $5,562,351
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of these statements.

               TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (UNAUDITED)

FOR THE NINE MONTHS PERIOD ENDED

                                                                                                   September 30,      September 30,
                                                                                                       1997                1996
                                                                                                   -------------      -------------
Cash Flows from Operating Activities:
  Net income (loss)                                                                                   $ 435,820        $ (302,780)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization                                                                        51,978            18,000
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                                                  (818,436)          (92,855)
      Increase in prepaid expenses and other current assets                                             (11,915)           (3,656)
      Increase in inventory                                                                          (1,339,742)         (830,645)
      Increase in other assets                                                                          (77,675)          (59,427)
      Increase in advances to tobacco farmers                                                          (435,863)                -
      Increase in accounts payable                                                                      299,779            20,240
      Increase in accrued expenses and other current liabilities                                        369,784            70,647
---------------------------------------------------------------------------------------------------------------------------------
            CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                          (1,526,270)       (1,180,476)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows used in investing activity:
  Purchase of property plant and equipment                                                             (515,857)         (221,396)
---------------------------------------------------------------------------------------------------------------------------------
            CASH USED IN INVESTING ACTIVITIES                                                          (515,857)         (221,396)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable                                                                     -           150,000
  Proceeds from issuance of notes payable - stockholders                                              1,975,000           281,273
  Proceeds  (repayments) of loans by related party                                                     (133,779)          106,744
  Repayment of notes payable                                                                           (965,319)                -
  Proceeds from issuance of common stock                                                                      -           875,210
  Proceeds from issuance of Series B convertible preferred stock                                      2,426,667                 -
  Proceeds from issuance of Debentures                                                                  200,000                 -
  Deferred debt issuance costs                                                                          (26,717)                -
---------------------------------------------------------------------------------------------------------------------------------
            CASH PROVIDED BY FINANCING ACTIVITIES                                                     3,475,852         1,413,227
---------------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                                                  1,433,725            11,355
---------------------------------------------------------------------------------------------------------------------------------
Cash at beginning of the period                                                                         245,939                 -
---------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF THE PERIOD                                                                            $ 1,679,664         $ 11,355
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the financial statements are an integral part of these statements.

                            TAMBORIL CIGAR COMPANY AND SUBSIDIARIES
                                 NOTES TO FINANCIAL STATEMENTS

                                          (UNAUDITED)

1.   GENERAL

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Tamboril Cigar Company (the "Company"), the accompanying financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of September 30, 1997. Furthermore, all adjustments were of a normal recurring nature.

2.  INVENTORY:
--------------

Inventory consists of the following:

                              September 30,            December 31,
                                   1997                    1996
Raw Materials                   $1,185,212               $454,789
Finished Goods                     968,468                359,149
                                ----------               --------
                                $2,153,680               $813,938
                                ==========               ========

As of September 30, 1997, approximately $ 2,145,854 of the Company's inventory is located in the Dominican Republic.

3.  PROPERTY AND EQUIPMENT:
---------------------------

Property and equipment, at cost, consists of the following:

                                                   September 30,   December 31,    Estimated
                                                        1997           1996       Useful Life
Machinery and equipment                               $378,491       $176,821       5 to 7 years
Land                                                    98,074         97,691
Buildings and building improvements                      4,234         41,206           20 years
Furniture and fixtures                                  25,053         16,194            5 years
Computers                                                9,530         11,118            5 years
Leasehold improvements                                  73,945         41,092      Term of lease
Construction in progress                               310,652
                                                      --------       --------
                                                       899,979        384,122
Less accumulated depreciation                           71,409         24,324
                                                      --------       --------
                                                      $828,570       $359,798
                                                      ========       ========

Approximately $ 737,962 of the Company's property and equipment, net of $ 43,287 accumulated depreciation, is located in the Dominican Republic.

4.  LONG-TERM DEBT:
-------------------

Long-term debt consists of the following:

                                                       September 30,    December 31,
                                                            1997            1996
Notes payable
   Due April 1998 - interest at 10 % per annum                             $50,000
   Due October 1998 - interest at 10% per annum                            200,000
                                                                          --------
                                                                           250,000
Notes payable - Stockholders
   Due August 1998 - interest at 10 % per annum                            275,000
   Due September 1998 - interest at 10 % per annum                         100,000
   Due October 1998 - interest at 10 % per annum                           150,000
   Due December 1998 - interest at 10 % per annum                          200,000
                                                                          --------
                                                                           725,000
8 % Convertible Debentures
   Due September 1998                                    $200,000
                                                         --------         --------
                                                         $200,000         $975,000
                                                         ========         ========

On September 23, 1997, the Company sold $ 200,000 face amount of its 8 % Convertible Debentures (" Debentures"), such Debentures mature on September of 1999, and are convertible prior to maturity into shares of the Company's Common Stock. (See Note 5).

On September 30, 1997, the Company reached an agreement with the holders of the Company's Notes Payable and Notes Payable - Shareholders, by which the Company repaid an aggregate of $1,150,000 of its outstanding notes payable and accrued interest. The remaining notes payable in an aggregate amount $1,984,681 were exchanged for 328,584 shares of its common stock and 328,584 warrants to purchase its common stock (See Note 5).

5.  STOCKHOLDERS' EQUITY:
-------------------------

On April 16, 1996, the Company issued 25,000 shares of common stock to its attorney in exchange for services valued at $5,000. On October 23, 1996, the Company issued 116,972 shares of common stock to the stockholders of Idaho Leadville Mines Co. in a transaction accounted for as a reverse acquisition (See
Note 2).

On July 1, 1997, the Company entered into a distribution agreement with Hubbard Imports. Part of the compensation to Hubbard under the agreement was the issuance by the Company of 200,000 warrants to purchase shares of common stock of the Company at an exercise price of $5.85. The issuance of these Warrants to Hubbard was made contingent upon Hubbard and the Company entering into a second agreement relating to the manufacturing by the Company of private label cigars under the brand name Hamilton Reserve(TM) (the "Cigar Production Agreement"). The Company and Hubbard entered into the Cigar Production Agreement on October 1, 1997. Accordingly, on October 1, 1997, the Company recorded a charge to operations of $184,000 for the issuance of these Warrants ($0.92 per Warrant).

On September 22, 1997, the Company entered into a Convertible Debenture and Convertible Preferred Stock Purchase Agreement with several purchasers, pursuant to which the Company agreed to sell and the purchasers agreed to buy, up to an aggregate of $200,000 face amount of the Company's 8% Convertible Debentures (the "Debentures") and $5,800,000 stated amount of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"). In connection with the authorization of the Series B Convertible Preferred Stock, the Company cancelled its previously authorized Series A Preferred Stock, of which no shares were ever issued. On September 23, 1997, the Company sold $200,000 face amount of the Debentures and 56,000 shares ($2,800,000 stated amount) of the Series B Preferred Stock and issued a total of 225,000 warrants to purchase shares of its Common Stock at an exercise price of $5.89 per share.

On September 30, 1997 the Company issued 328,584 shares of its common stock and 328,584 warrants to purchase its common stock in exchange for $ 1,984,681 of its Notes Payable and Notes Payable to Stockholders.

The Debentures are convertible into shares of the Company's common stock at the lowest of $4.71 per share, or 77 1/2% of the average per share market value for the five trading days immediately preceding the conversion date.

The Series B Preferred Stock are convertible at their stated value into shares of the Company's common stock at the lowest of $4.71 per share, or 77 1/2% of the average per share market value for the five trading days immediately preceding the conversion date. The Series B Preferred Stock pay a cumulative dividend of eight percent and have the right to receive dividends and a preference upon liquidation superior to the rights of holders of common stock.

The Warrants are exercisable at any time up to the fifth anniversary of their issuance. The Warrants are exercisable at an exercise price of $5.89 and $5.85 per share.

6.  COMMITMENTS AND CONTINGENCIES:
----------------------------------

As of September 30, 1997 the Company has entered into firm financing and purchase agreements with several tobacco growers in the Dominican Republic. Under the terms of such agreements, the Company will advance to the growers financing for the planting and harvesting of the tobacco and the growers will sell their tobacco exclusively to the Company. As of September 30, 1997 the Company has advanced $ 617,451 and has committed to advance an additional $1,300,000, to purchase approximately $4,000,000 of tobacco.

In early July, 1997, Carlin Equities Corporation commenced an action in the United States District Court, Southern District of New York, captioned Carlin Equities Corp. v. Tamboril Cigar Company, Docket No. 97 Civ.4988 (the "Carlin Action") for breach of contract seeking compensation for various fees and commissions and in lieu of the issuance of warrants to purchase the Company's common stock of an unspecified amount but at least $1,680,000. Although the Company believes that Carlin's claim lack merit and intends to vigorously defend itself against all claims made by in the Carlin Action, there can be no assurance that the Company will prevail in the litigation.

7.    EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income by the average number of common shares and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding during the nine-month and the three-month periods ended September 30, 1997 were approximately 5,576,509 and 5,578,843, respectively. The number of common shares outstanding during the nine-month and the three-months periods ended September 30, 1996 were 5,090,000, which represents the number of shares outstanding as of September 30, 1996.

Common stock equivalents are the net additional number of shares which would be issuable upon the conversion of the Debentures or the Convertible Preferred Stock or upon the exercise of the Warrants (See Note 5) assuming that the Company reinvested the proceeds to purchase additional shares at market value. Common stock equivalents had no material effect on the computation of earnings per share for the three-month and the nine-month period ended September 30, 1997. No common stock equivalents were outstanding as of September 30, 1996.

8.   MAJOR CUSTOMER

During the quarter ended September 30, 1997, the Company entered into a Distribution Agreement with Hubbard Imports. Under the terms of the Distribution Agreement the Company is expected to sell approximately $5,000,000 of cigars to Hubbard during the year 1997. Sales to Hubbard for the nine month period ended September 30, 1997 amounted to $2,669,715 (61% of total sales).

Hubbard will be the exclusive importer of the Company's brands into the United States through December 31, 2000. Annual minimum sales commitments will be set by mutual agreement on a yearly basis.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Issuer's Amended and Restated Certificate of Incorporation and By-laws contain provisions eliminating the personal liability of a director to the Issuer and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Company has, pursuant to the Registration Rights Agreement, agreed to pay all expenses of this Offering, other than fees, commissions, discounts and expenses of any underwriters engaged by the Selling Shareholders. The estimated expenses of this Offering are:


               Registration Fees              $ 2,276
               Blue Sky Filing Fees             2,500
               Attorney's Fees                 25,000
               Accountant's Fees               20,000
               Printing and Copying            25,000
               Miscellaneous                    5,000
               -----------------------        -------
               TOTAL                          $79,776

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Tamboril Cigar International, Inc., was originally founded under the name "Conquistador Cigar Company" in the State of Delaware in 1996. "Conquistador" changed its name to "Tamboril Cigar Company" in June of 1996 and to "Tamboril Cigar International, Inc. ("TCI")" in January of 1997. TCI is currently the principal U.S.-based operating subsidiary of the Company.

     In connection with the founding of the company now known as TCI, 2,600,000 shares of common stock, par value $.0001 per share ("TCI Common Stock") were issued to its founders in March and April 1996. These founders were Ian Markofsky (through Viking Investment Group II, Inc.), Abraham Shafir, David S. Rector, Anthony Markofsky and Thomas E. Knudson. As TCI was then a start-up company with no assets or business, the shares issued to the founders were valued at par, or $.0001 per share. Since the founders' shares were issued pursuant to certain exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act, the shares were "restricted securities" (as defined by the Securities Act) which were issued with an appropriate restrictive legend.

     From April 15, 1996 through October 23, 1996, in order to raise its initial working capital to begin its business, TCI conducted an offering under Rule 504 of Regulation D under the Securities Act. In connection with the Rule 504 offering, TCI sold 2,833,338 shares of TCI Common Stock to domestic and foreign accredited investors at a price of $.35 per share, for proceeds to TCI of $990,000. TCI also issued 25,000 restricted shares of TCI Common Stock to its legal counsel in satisfaction of legal fees due and owing in the amount of $5,000, which valued such shares at $.20 per share. These 25,000 shares were issued in reliance upon the exemption from registration pursuant to Rule 701 under the Securities Act.

     On October 23, 1996, TCI entered into an Acquisition Agreement and Plan of Reorganization (the "Agreement") with Idaho Leadville Mines Company, a company organized and existing under the laws of the State of Washington ("Idaho Leadville"). Under the terms of the Agreement, the shareholders of TCI exchanged each of their shares of TCI Common Stock for one share of Idaho Leadville's common stock, so that 5,458,338 shares of Idaho Leadville stock were issued to the shareholders of TCI on a one-share-for-one-share basis and TCI became a wholly-owned subsidiary of Idaho Leadville. Therefore, the founders of TCI received 2,600,000 restricted shares of Idaho Leadville common stock, the purchasers of TCI Common Stock in TCI's offering under Rule 504 received 2,833,338 unrestricted shares of Idaho Leadville common stock, legal counsel to TCI received 25,000 restricted shares of Idaho Leadville common stock and the prior shareholders of Idaho Leadville retained the 116,972 shares of Idaho Leadville common stock that they held prior to the Agreement.

     In connection with the reorganization effected under the Agreement, Idaho Leadville changed its name to "Tamboril Cigar Company" and changed its state of incorporation to Delaware.

     On September 22, 1997 the Company entered into the Purchase Agreement with the Purchasers and the Registration Rights Agreement with the Selling Shareholders. Pursuant to the Purchase Agreement, the Company issued $200,000 aggregate face amount of Convertible

Debentures, $2,800,000 aggregate stated amount of Series B Shares and 105,000 Warrants to the Purchasers. An aggregate of 120,000 Warrants were issued to the Placement Agent and Brown Simpson. The issuance of the Convertible Debentures, the Series B Shares and the Warrants were exempt from registration pursuant to the exemptions from registration available under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D thereunder.

     On September 30, 1997, the Company agreed with various lenders to recapitalize the unpaid principal and interest of loans from such lenders by issuing shares of its Common Stock and warrants to purchase Common Stock to such Lenders is full satisfaction of the Company's debts. In connection with such recapitalization the Company has issued 328,584 shares of Common Stock and 328,584 Warrants exercisable for a period of five years expiring September 30, 2002 at an exercise price of $5.89 per share. The average per share market value for the five trading days preceding September 23, 1997 at $4.71 per share and the warrants were valued at $1.33 per warrant pursuant to the Black-Scholes Method. Accordingly, one share of Common Stock and one warrant were issued for each $6.04 of outstanding principal and interest on the debt. The Lenders are all sophisticated, institutional accredited investors and the shares and warrants are "restricted securities" as defined in Rule 144 under the Securities Act. The issuance of these Shares and warrants were made in reliance upon the exemptions in Sections 4(2) and 4(6) of the Securities Act and Regulation D thereunder. The Company has agreed to grant certain "piggyback" registration rights to register the shares of Common Stock issued to the Lenders and issuable under their warrants in the first registration statement filed by the Company other than this Registration Statement.

Item 27.  EXHIBITS.

INDEX TO EXHIBITS

EXHIBIT NO. DESCRIPTION
        ---------------

      2.1 Acquisition Agreement and Plan of Reorganization dated as of October 23, 1996 by and between Idaho Leadville Mines Company and Tamboril Cigar Company*

      3.1 Amended and Restated Certificate of Incorporation of Registrant*

      3.2                By-laws of Registrant*

      4.1 Convertible Debenture and Convertible Preferred Stock Purchase Agreement dated as of September 22, 1997 among Tamboril Cigar Company, Infinity Emerging Opportunities Limited, Summit Capital Limited and Glacier Capital Limited, together with all Schedules and Exhibits thereto (the "Purchase Agreement").**

      4.2                Form of 8% Convertible Debenture**

      4.3                Certificate of Designation of the Company's Series
                         B Preferred Stock**

      4.4                Form of Warrant Certificate**

      4.5 Registration Rights Agreement dated as of September 22, 1997 among the Company, the Purchasers and the Placement Agents**

      5                  Opinion of Kaplan Gottbetter & Levenson, LLP dated
                         September 23, 1997**


      10.1               Distribution Agreement between the Company and
                         Hubbard Imports*

      10.2               Cigar Production Agreement between the Company and
                         Hubbard Imports***

      10.3               Consulting Agreement between the Company and
                         Viking****

      10.4               Stock Option Plan****

      21                 Subsidiaries of the Company*

      23.1 Consent of Goldstein Golub Kessler & Co., PC, independent certified public accounts

      23.2 Consent of Kaplan Gottbetter & Levenson, LLP, counsel to registrant

      99                 Press release dated October 1, 1997**


* Incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on May 15, 1997, as amended.

** Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on October 1, 1997.

*** Incorporated by reference to the Company's Form 10-QSB/A filed with the Commission on December 10, 1997.

**** Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on December 16, 1997.

Item 28.                             UNDERTAKINGS

     The Company hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or change material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Miami, State of Florida on January 8, 1998.

(Registrant)   TAMBORIL CIGAR COMPANY

By: /s/ Anthony Markofsky
   _____________________________________________________________________________
   Anthony Markofsky, President and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


 January 8, 1998                    /s/ Anthony Markofksy
                                    -------------------------------------------
                                    Anthony Markofsky
                                    President, and Principal Executive Officer
                                     and  Director

 January 8, 1998                    /s/ Thomas E. Knudson
                                    --------------------------------------------
                                    Thomas E. Knudson
                                    Vice President and Director

 January 8, 1998                    /s/ David S. Rector
                                    ____________________________________________
                                    David S. Rector
                                    Secretary and Director


 January 8, 1998                    /s/ Abraham Shafir
                                    ____________________________________________
                                    Abraham Shafir
                                    Director


 January 8, 1998                    /s/ Jean-Francois Perrault
                                    ____________________________________________
                                    Jean-Francois Perrault
                                    Director


 January 8, 1998                    /s/ Aric Frons
                                    ____________________________________________
                                    Aric Frons
                                    Director


 January 8, 1998                    /s/ Pedro Mirones
                                    --------------------------------------------
                                    Pedro Mirones
                                    Vice President, Principal Financial
                                     Officer and Principal Accounting Officer